Exhibit 10.1

EXECUTION VERSION

Deal CUSIP 41011YAC0

Revolving Loan CUSIP 41011YAE6

Term Loan CUSIP 41011YAD8

CREDIT AGREEMENT

DATED AS OF DECEMBER 18, 2015

AMONG

HANCOCK HOLDING COMPANY,

THE LENDERS,

U.S. BANK NATIONAL ASSOCIATION,

AS ADMINISTRATIVE AGENT

AND

U.S. BANK NATIONAL ASSOCIATION,

AS SOLE LEAD ARRANGER AND SOLE BOOK RUNNER

i

ARTICLE V REPRESENTATIONS AND WARRANTIES		39

5.1.	Existence; Power	39
5.2.	Organizational Power; Authorization	39
5.3.	Governmental Approvals; No Conflicts	39
5.4.	Financial Statements	39
5.5.	Litigation Matters and Enforcement Actions	40
5.6.	Compliance with Laws and Agreements	40
5.7.	Investment Company Act	41
5.8.	Taxes	41
5.9.	Margin Regulation	41
5.10.	ERISA	41
5.11.	Disclosure	42
5.12.	Subsidiaries	42
5.13.	Dividend Restrictions; Other Restrictions	42
5.14.	Capital Measures	43
5.15.	FDIC Insurance	43
5.16.	Ownership of Property	43
5.17.	OFAC	44
5.18.	Solvency	44
5.20	Anti-Corruption Laws; Sanctions; Anti-Terrorism Laws	44

ARTICLE VI AFFIRMATIVE COVENANTS		44

6.1.	Financial Statements and Other Information	44
6.2.	Notices of Material Events	46
6.3.	Existence; Conduct of Business	47
6.4.	Compliance with Laws, Etc	47
6.5.	Payment of Obligations	47
6.6.	Books and Records	48
6.7.	Visitation, Inspection, Etc	48
6.8.	Maintenance of Properties; Insurance	48
6.9.	Use of Proceeds	48
6.10.	Further Assurances	48

ARTICLE VII NEGATIVE COVENANTS		49

7.1.	Indebtedness	49
7.2.	Negative Pledge	50
7.3.	Fundamental Changes	51
7.4.	Restricted Payments	51
7.5.	Restrictive Agreements	52
7.6.	Investments, Etc	52
7.7.	Transactions with Affiliates	53
7.8.	Hedging Transactions	53
7.9.	Unsafe and Unsound Practices	53
7.10.	Most Favored Lender Status	53
7.11.	Use of Proceeds	54
7.12.	Financial Covenants	54

ARTICLE VIII DEFAULTS		56

ARTICLE IX ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES		59

9.1.	Acceleration; Remedies	59
9.2.	Application of Funds	59
9.3.	Amendments	60
9.4.	Preservation of Rights	61

ARTICLE X GENERAL PROVISIONS		61

10.1.	Survival of Representations	61
10.2.	Governmental Regulation	61
10.3.	Headings	61
10.4.	Entire Agreement	61
10.5.	Several Obligations; Benefits of this Agreement	61
10.6.	Expenses; Indemnification	62
10.7.	Numbers of Documents	62
10.8.	Accounting	63
10.9.	Severability of Provisions	63
10.10.	Nonliability of Lenders	63
10.11.	Confidentiality	64
10.12.	Nonreliance	64
10.13.	Disclosure	64
10.14.	USA PATRIOT ACT NOTIFICATION	64

ARTICLE XI THE ADMINISTRATIVE AGENT		65

11.1.	Appointment; Nature of Relationship	65
11.2.	Powers	65
11.3.	General Immunity	65
11.4.	No Responsibility for Loans, Recitals, etc	65
11.5.	Action on Instructions of Lenders	66
11.6.	Employment of Administrative Agents and Counsel	66
11.7.	Reliance on Documents; Counsel	66
11.8.	Administrative Agent’s Reimbursement and Indemnification	66
11.9.	Notice of Event of Default	67
11.10.	Rights as a Lender	67
11.11.	Lender Credit Decision, Legal Representation	67
11.12.	Successor Administrative Agent	68
11.13.	Administrative Agent, Arranger and Lender Fees	69
11.14.	Delegation to Affiliates	69
11.15.	No Advisory or Fiduciary Responsibility	69

ARTICLE XII SETOFF; RATABLE PAYMENTS		70

12.1.	Setoff	70
12.2.	Ratable Payments	70

ARTICLE XIII BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS		70

13.1.	Successors and Assigns	70
13.2.	Participations	71
13.3.	Assignments	73

ARTICLE XIV NOTICES		74

14.1.	Notices; Effectiveness; Electronic Communication.	74

ARTICLE XV COUNTERPARTS; INTEGRATION; EFFECTIVENESS; ELECTRONIC EXECUTION; ELECTRONIC RECORDS		75

15.1.	Counterparts; Effectiveness	75
15.2.	Electronic Execution of Assignments	76
15.3.	Electronic Records	76

ARTICLE XVI CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL		76

16.1.	CHOICE OF LAW.	76
16.2.	CONSENT TO JURISDICTION.	76
16.3.	WAIVER OF JURY TRIAL.	77

SCHEDULES

PRICING SCHEDULE

SCHEDULE 1 – Commitments

SCHEDULE 5.12 – Subsidiaries

SCHEDULE 7.1 – Indebtedness

EXHIBITS

EXHIBIT A – Form of Opinion

EXHIBIT B – Form of Compliance Certificate

EXHIBIT C – Form of Assignment and Assumption Agreement

EXHIBIT D-1 – Form of Borrowing Notice

EXHIBIT D-2 – Form of Conversion/Continuation Notice

EXHIBIT D-3 – Form of Payment Notice

EXHIBIT E-1 – Form of Revolving Note

EXHIBIT E-2 – Form of Term Note

EXHIBIT F – List of Closing Documents

v

CREDIT AGREEMENT

This Credit Agreement (the “Agreement”), dated as of December 18, 2015, is among Hancock Holding Company, the Lenders and U.S. Bank National Association, a national banking association, as Administrative Agent. The parties hereto agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement:

“Acquisition” shall mean any transaction or a series of related transactions for the purpose of, or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of any Person, (b) the acquisition of greater than 50% of the capital stock, partnership interest, membership interest or other equity interests of any Person, or otherwise causing a Person to become a Subsidiary, or (c) a merger or consolidation of, or any other combination with, another Person (other than a Person that is a Subsidiary); provided that the Borrower or any Subsidiary is the surviving entity.

“Additional Covenant” shall mean any affirmative or negative covenant or similar restriction applicable to the Borrower or any of its Subsidiaries (regardless of whether such provision is labeled or otherwise characterized as a covenant) the subject matter of which either (i) is similar to that of any covenant in Articles VI or VII of this Agreement, or related definitions in Article I of this Agreement, but contains one or more percentages, amounts or formulas that is more restrictive than those set forth herein or more beneficial to the holder or holders of the Indebtedness of the Borrower or its Subsidiaries created or evidenced by the document in which such covenant or similar restriction is contained (and such covenant or similar restriction shall be deemed an Additional Covenant only to the extent that it is more restrictive or more beneficial) or (ii) is different from the subject matter of any covenant in Articles VI or VII of this Agreement, or related definitions in Article I of this Agreement.

“Additional Default” shall mean any provision contained in any document or instrument creating or evidencing Indebtedness of the Borrower or any of its Subsidiaries which permits the holder or holders of such Indebtedness to accelerate (with the passage of time or giving of notice or both) the maturity thereof or otherwise requires the Borrower or any of its Subsidiaries to purchase such Indebtedness prior to the stated maturity thereof and which either (i) is similar to any Default or Event of Default contained in Article VIII of this Agreement, or related definitions in Article I of this Agreement, but contains one or more percentages, amounts or formulas that is more restrictive or has a shorter grace period than those set forth herein or is more beneficial to the holder or holders of such other Indebtedness (and such provision shall be deemed an Additional Default only to the extent that it is more restrictive or more beneficial) or (ii) is different from the subject matter of any Default or Event of Default contained in Article VIII of this Agreement, or related definitions in Article I of this Agreement.

“Administrative Agent” means U.S. Bank in its capacity as contractual representative of the Lenders pursuant to Article XI, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article X.

“Advance” means a borrowing hereunder of (i) Revolving Loans made by some or all of the Revolving Lenders, of the same Type, made, converted or continued on the same Borrowing Date or date of conversion or continuation, as applicable, and, in the case of Eurocurrency Loans, for the same Interest Period, and (ii) a Term Loan made on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

“Affected Lender” is defined in Section 2.20.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person, including, without limitation, such Person’s Subsidiaries. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

“Aggregate Commitment” means the aggregate of the Commitments of all the Lenders, as reduced from time to time pursuant to the terms hereof. As of the date of this Agreement, the Aggregate Commitment is $125,000,000.

“Aggregate Outstanding Credit Exposure” means, at any time, the aggregate of the Outstanding Credit Exposure of all the Lenders.

“Agreement” means this Credit Agreement, as it may be amended or modified and in effect from time to time.

“Alternate Base Rate” means, for any day, a rate of interest per annum equal to the highest of (i) 0.0%, (ii) the Prime Rate for such day, (iii) the sum of the Federal Funds Effective Rate for such day plus 0.50% per annum and (iv) the Eurocurrency Rate (without giving effect to the Applicable Margin) for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) for Dollars plus 1.00%, provided that, for the avoidance of doubt, the Eurocurrency Rate for any day shall be based on the rate reported by the applicable financial information service at approximately 11:00 a.m. London time on such day.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Fee Rate” means, at any time, the percentage rate per annum at which commitment fees are accruing on the Available Aggregate Revolving Commitment at such time as set forth in the Pricing Schedule.

“Applicable Margin” means, with respect to Advances of any Type at any time, the percentage rate per annum which is applicable at such time with respect to Advances of such Type as set forth in the Pricing Schedule.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means U.S. Bank, and its successors, in its capacity as Sole Lead Arranger and Sole Book Runner.

“Article” means an article of this Agreement unless another document is specifically referenced.

“Authorized Officer” means any of the President, the Chief Financial Officer or the Chief Operating Officer of the Borrower, acting singly.

“Available Aggregate Revolving Commitment” means, at any time, the Revolving Commitments then in effect minus the Revolving Exposures at such time.

“Base Rate” means, for any day, a rate per annum equal to (i) the Alternate Base Rate for such day plus (ii) the Applicable Margin, in each case changing when and as the Alternate Base Rate changes.

“Base Rate Advance” means an Advance which, except as otherwise provided in Section 2.11, bears interest at the Base Rate.

“Base Rate Loan” means a Loan which, except as otherwise provided in Section 2.11, bears interest at the Base Rate.

“Borrower” means Hancock Holding Company, a Mississippi corporation, and its successors and assigns.

“Borrowing Date” means a date on which an Advance is made hereunder.

“Borrowing Notice” is defined in Section 2.8.

“Business Day” means (i) with respect to any borrowing, payment or rate selection of Eurocurrency Advances, a day (other than a Saturday or Sunday) on which banks generally are open in New York City, New York and London, England for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system and dealings in Dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in New York City, New York for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.

“Call Report” shall mean, with respect to each Financial Institution Subsidiary, the “Consolidated Reports of Condition and Income” (FFIEC Form 031 or 041 or any successor form of the Federal Financial Institutions Examination Council).

“Cash Equivalent Investments” means (i) short-term obligations of, or fully guaranteed by, the United States of America, (ii) commercial paper rated A-1 or better by S&P or P-1 or better by Moody’s, (iii) demand deposit accounts maintained in the ordinary course of business, and (iv) certificates of deposit issued by and time deposits with commercial banks (whether domestic or foreign) having capital and surplus in excess of $500,000,000; provided in each case that the same provides for payment of both principal and interest (and not principal alone or interest alone) and is not subject to any contingency regarding the payment of principal or interest and (v) shares of money market mutual funds that are rated at least “AAAm” or “AAAG” by S&P or “P-1” or better by Moody’s.

“Change in Control” means (a) with respect to the Borrower, the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in a single transaction or a series of related transactions) of all or a material portion of the assets of the Borrower to any Person or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder in effect on the date hereof), (ii) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of 25% or more of the outstanding shares of the voting stock of the Borrower or (iii) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (A) nominated by the Borrower’s board of directors as constituted as of the Effective Date or (B) appointed by directors so nominated, or (b) the Borrower shall own, directly or indirectly, less than 100% of the voting stock of any Financial Institution Subsidiary.

“Change in Law” means the adoption of or change in any law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) or in the interpretation, promulgation, implementation or administration thereof by any Governmental or quasi-Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, including, notwithstanding the foregoing, all requests, rules, guidelines or directives (x) in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act or (y) promulgated by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) or the United States financial regulatory authorities, in each case of clauses (x) and (y), regardless of the date enacted, adopted, issued, promulgated or implemented, or compliance by any Lender or applicable Lending Installation with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency.

“Class”, when used in reference to any Loan or Advance, refers to whether such Loan, or the Loans comprising such Advance, are Revolving Loans or Term Loans.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Compliance Certificate” shall mean a certificate from the Chief Financial Officer or the President of the Borrower in the form of, and containing the certifications set forth in, the certificate attached hereto as Exhibit B.

“Commitment” means, for each Lender, the sum of such Lender’s Revolving Commitment and Term Loan Commitment, in an amount not exceeding the amount set forth in Schedule 1, as it may be modified (i) pursuant to Section 2.7, (ii) as a result of any assignment that has become effective pursuant to Section 13.3(c) or (iii) otherwise from time to time pursuant to the terms hereof.

“Consolidated Net Income” means, for the Borrower and its Subsidiaries for any period, the net income (or loss) of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Worth” shall mean, as of any date, the amount set forth under the line item “total stockholders’ equity” on the Borrower’s consolidated balance sheet most recently delivered pursuant to Section 6.1(a) or Section 6.1(b), as applicable.

“Contractual Obligation” of any Person shall mean any provision of any security issued by such Person or of any agreement, instrument or undertaking under which such Person is obligated or by which it or any of the Property in which it has an interest is bound.

“Conversion/Continuation Notice” is defined in Section 2.9.

“Credit Extension” means the making of an Advance hereunder.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute an Event of Default.

“Defaulting Lender” means, subject to Section 2.22(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days after the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied or waived, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days after the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business

Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets (other than an Undisclosed Administration), including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.22(b)) upon delivery of written notice of such determination to the Borrower, each Lender.

“Deposits” is defined in Section 12.1.

“Dividend Capacity” shall mean, at any time of determination, the maximum aggregate amount of dividends that Whitney Bank could declare and pay at such time while maintaining a “leverage ratio” (as defined at 12 C.F.R. 325.6(m) and determined in accordance with 12 C.F.R. 325 Subpart A (as the foregoing are in effect on the date hereof, together with such amendments, modifications and supplements as may be acceptable to the Required Lenders)) at such time of at least seven percent (7%).

“Dollar” and “$” means the lawful currency of the United States of America.

“Effective Date” means the date on which the conditions specified in Section 4.1 are satisfied.

“Eligible Assignee” means any Person except a natural Person (or holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person), the Borrower, any of the Borrower’s Affiliates or Subsidiaries or any Defaulting Lender or any of its Subsidiaries.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters.

“Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any actual or alleged exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Employee Benefit Plan” shall have that meaning as defined in Section 3(3) of ERISA and for which the Borrower or an ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by the Borrower or its ERISA Affiliates or on behalf of beneficiaries of such participants.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated), which, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for the purposes of Section 303 of ERISA and Section 430 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means with respect to the Borrower or any ERISA Affiliate, (i) any “reportable event”, as defined in Section 4043 of ERISA with respect to a Plan (other than an event for which the 30-day notice period is waived); (ii) the failure to make required contributions when due to a Multiemployer Plan or Plan or the imposition of a Lien in favor of a Plan under Section 430(k) of the Code or Section 303(k) of ERISA; (iii) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (iv) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, or the imposition of an Lien in favor of the PBGC under Title IV of ERISA; (v) the receipt from the PBGC or a plan administrator appointed by the PBGC of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (vi) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA; (vii) the incurrence of any liability with respect to the withdrawal or partial withdrawal from any Plan including the withdrawal from a Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA, or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (viii) or the incurrence of any Withdrawal Liability with respect to any Multiemployer Plan; (ix) the receipt of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent (within the meaning of Section 4245 of ERISA) or in reorganization (within the meaning of Section 4241 of ERISA), or in “critical” status or in “critical and declining status” (within the meaning of Section 432 of the Code or Section 305 of ERISA); or (x) a determination that a Plan is, or is reasonably expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA).

“Eurocurrency Advance” means an Advance which, except as otherwise provided in Section 2.11, bears interest at the applicable Eurocurrency Rate.

“Eurocurrency Base Rate” means, with respect to a Eurocurrency Advance for the relevant Interest Period, the greater of (a) zero percent (0.0%) and (b) the applicable interest settlement rate for deposits in Dollars administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) appearing on the applicable Reuters Screen (or on any successor or substitute page on such screen) as of 11:00 a.m. (London time) on the Quotation Date for such Interest Period, and having a maturity equal to such Interest Period, provided that, if the applicable Reuters Screen (or any successor or substitute page) is not available to the Administrative Agent for any reason, the applicable Eurocurrency Base Rate for the relevant Interest Period shall instead be the applicable interest settlement rate for deposits in Dollars administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) as reported by any other generally recognized financial information service selected by the Administrative Agent as of 11:00 a.m. (London time) on the Quotation Date for such Interest Period, and having a maturity equal to such Interest Period, provided that, if no such interest settlement rate administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) is available to the Administrative Agent, the applicable Eurocurrency Base Rate for the relevant Interest Period shall instead be the rate determined by the Administrative Agent to be the rate at which U.S. Bank or one of its Affiliate banks offers to place deposits in Dollars with first-class banks in the interbank market at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, in the approximate amount of U.S. Bank’s relevant Eurocurrency Loan and having a maturity equal to such Interest Period.

“Eurocurrency Loan” means a Loan which, except as otherwise provided in Section 2.11, bears interest at the applicable Eurocurrency Rate.

“Eurocurrency Rate” means, with respect to a Eurocurrency Advance for the relevant Interest Period, the sum of (i) the quotient of (a) the Eurocurrency Base Rate applicable to such Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, plus (ii) the Applicable Margin.

“Event of Default” is defined in Article VIII.

“Excluded Taxes” means, in the case of each Lender or applicable Lending Installation, and the Administrative Agent, (i) Taxes imposed on its overall net income, franchise Taxes, and branch profits Taxes imposed on it, by the respective jurisdiction under the laws of which such Lender or the Administrative Agent is incorporated or is organized or in which its principal executive office is located or, in the case of a Lender, in which such Lender’s applicable Lending Installation is located, (ii) in the case of a Non-U.S. Lender, any U.S. federal withholding Tax that is imposed on amounts payable to such Non-U.S. Lender pursuant to the laws in effect at the time such Non-U.S. Lender becomes a party to this Agreement or designates a new Lending Installation, except in each case to the extent that, pursuant to Section 3.5(a), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Installation, or is attributable to the Non-U.S. Lender’s failure to comply with Section 3.5(f), and (iii) any U.S. federal withholding Taxes imposed by FATCA.

“Exhibit” refers to an exhibit to this Agreement, unless another document is specifically referenced.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“Federal Funds Effective Rate” means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. on such day on such transactions received by the Administrative Agent from three (3) Federal funds brokers of recognized standing selected by the Administrative Agent in its sole discretion.

“Fee Letters” is defined in Section 11.13.

“Financial Institution Subsidiary” shall mean each of (a) those Financial Institution Subsidiaries set forth on Schedule 5.12 and designated as a “Financial Institution Subsidiary” and (b) each other Subsidiary hereafter formed or acquired that is a regulated financial institution.

“Fiscal Quarter” means each fiscal quarter (including the fiscal quarter at the fiscal year-end) of the Borrower and its Subsidiaries.

“FRB” shall mean the Board of Governors of the Federal Reserve System.

“FR Y-9C Report” shall mean the “Consolidated Financial Statements for Bank Holding Companies (FR Y-9C)” submitted by the Borrower as required by Section 5(c) of the Bank Holding Company Act (12 U.S.C. 1844) and Section 225.5(b) of Regulation Y (12 CFR 225.5(b)), or any successor or similar replacement report.

“FR Y-9LP Report” shall mean the “Parent Company Only Financial Statements for Large Bank Holding Companies (FR Y-9LP)” submitted by the Borrower as required by Section 5(c) of the Bank Holding Company Act (12 U.S.C. 1844) and Section 225.5(b) of Regulation Y (12 CFR 225.5(b)), or any successor or similar replacement report.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.4, subject at all times to Section 10.8.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including without limitation, the FRB, the FDIC, any supra-national bodies such as the European Union or the European Central Bank and any other federal or state agency charged with the supervision or regulation of depositary institutions or holding companies of depositary institutions (as used herein, including any trust company subsidiaries whether or not they take deposits), or engaged in the insurance of depositary institution deposits, or any court, administrative agency or commission or other governmental agency, authority or instrumentality having supervisory or regulatory authority with respect to the Borrower and/or any of its Subsidiaries.

“Hazardous Material” means any explosive or radioactive substances or wastes, any hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and any other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Obligations” of any Person shall mean any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired under (i) any and all Hedging Transactions, (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedging Transactions and (iii) any and all renewals, extensions and modifications of any Hedging Transactions and any and all substitutions for any Hedging Transactions.

“Hedging Transaction” of any Person shall mean (a) any transaction (including an agreement with respect to any such transaction) now existing or hereafter entered into by such Person that is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, spot transaction, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether or not any such transaction is governed by or subject to any master agreement and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the

International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Highest Lawful Rate” means, on any day, the maximum non-usurious rate of interest permitted for that day by applicable federal or state law stated as a rate per annum.

“Indebtedness” of any Person means, without duplication (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of the deferred purchase price of Property or services (other than trade payables incurred in the ordinary course of business; provided, that for purposes of Section 8.6, trade payables overdue by more than 90 days shall be included in this definition except to the extent that any of such trade payables are being disputed in good faith and by appropriate measures), (iv) all obligations of such Person under any conditional sale or other title retention agreement(s) relating to Property acquired by such Person, (v) all obligations of such Person under capital leases and all monetary obligations of such Person under Synthetic Leases, (vi) all obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit, (vii) all guarantees by such Person of Indebtedness of others, (viii) all Indebtedness of a third party secured by any Lien on Property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (ix) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any capital stock of such Person, (x) all Hedging Obligations of such Person; and (xi) all obligations of such Person in respect of any trust preferred securities, preferred equity or other types of hybrid capital securities issued by such Person. For purposes of determining the amount of attributed Indebtedness from Hedging Obligations, the “principal amount” of any Hedging Obligations at any time shall be the Net Mark-to-Market Exposure of such Hedging Obligations.

“Indemnified Taxes” means Taxes imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document, other than Excluded Taxes and Other Taxes.

“Interest Differential” is defined in Section 3.4.

“Interest Period” means, with respect to a Eurocurrency Advance, a period of one (1), two (2), three (3) or six (6) months commencing on a Business Day selected by the Borrower pursuant to this Agreement. Such Interest Period shall end on the day which corresponds numerically to such date one (1), two (2), three (3) or six (6) months thereafter, provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

“Investment” of a Person has the meaning set forth in Section 7.6 hereof.

“Lenders” means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns.

“Lending Installation” means, with respect to a Lender or the Administrative Agent, the office, branch, subsidiary or affiliate of such Lender or the Administrative Agent listed on the signature pages hereof (in the case of the Administrative Agent) or on its Administrative Questionnaire (in the case of a Lender) or otherwise selected by such Lender or the Administrative Agent pursuant to Section 2.17.

“Lien” means any mortgage, pledge, security interest, lien (statutory or otherwise), charge, encumbrance, hypothecation, assignment, deposit arrangement, or other arrangement having the practical effect of the foregoing or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having the same economic effect as any of the foregoing).

“Loan” means a Revolving Loan or a Term Loan.

“Loan Documents” means, collectively, this Agreement, any Note or Notes, and any and all other instruments, agreements, documents and writings now or in the future executed by the Borrower in connection with any of the foregoing.

“Material Adverse Effect” means, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, a material adverse change in, or a material adverse effect on, (i) the business, results of operations, financial condition, assets, liabilities or prospects of the Borrower and of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower to perform any of its material obligations under the Loan Documents, (iii) the rights and remedies of Administrative Agent and the Lenders under any of the Loan Documents or (iv) the legality, validity or enforceability of any of the Loan Documents.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” has the meaning set forth in Section 4001(a)(3) of ERISA.

“Net Mark-to-Market Exposure” of a Person means, as of any date of determination, with respect to any Hedging Obligation, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from such Hedging Obligation. “Unrealized losses” shall mean the fair market value of the cost to such Person of replacing the Hedging Transaction giving rise to such Hedging Obligation as of the date of determination (assuming the Hedging Transaction were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Hedging Transaction as of the date of determination (assuming such Hedging Transaction were to be terminated as of that date)

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Nonperforming Assets” shall mean the sum of (a) Nonperforming Loans, and (b) Other Real Estate Owned.

“Nonperforming Loans” shall mean the sum of (a) nonaccrual loans and lease financing receivables (as determined by reference to the line item “loans accounted for on a non-accrual basis” under “Selected Financial Data” (Non-performing assets) in the Borrower’s most recent Form 10-Q or 10-K, as applicable) and (b) loans and lease financing receivables that are contractually past due 90 days or more as to interest or principal and are still accruing interest (as determined by reference to the line item “loans 90 days past due still accruing” under “Selected Financial Data” (Non-performing assets) in the Borrower’s most recent Form 10-Q or 10-K, as applicable).

“Non-U.S. Lender” means a Lender that is not a United States person as defined in Section 7701(a)(30) of the Code.

“Note” is defined in Section 2.13(d).

“Obligations” means all indebtedness, obligations, liabilities and other amounts owing by the Borrower to the Administrative Agent and any Lender and, only with respect to Hedging Transactions, any Affiliate of the Administrative Agent or any Lender, pursuant to or in connection with (a) this Agreement or any other Loan Document, including without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), all reimbursement obligations under letters of credit, all Hedging Obligations of the Borrower, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all fees and expenses of counsel to Administrative Agent and any Lender incurred pursuant to this Agreement or any other Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, together with all renewals, extensions, modifications or refinancings thereof and (b) any agreement governing the provision to the Borrower or any Subsidiary of treasury or cash management services.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control, and any successor thereto.

“Other Real Estate Owned” shall mean the sum of real estate acquired in satisfaction of debts through foreclosure (as determined by reference to the line item “foreclosed assets” under “Selected Financial Data” (Non-performing assets) in the Borrower’s most recent Form 10-Q or 10-K, as applicable).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.

“Outstanding Credit Exposure” means, as to any Lender at any time, the sum of (i) the aggregate principal amount of its Revolving Exposure outstanding at such time, plus (ii) the outstanding principal amount of its Term Loans outstanding at such time.

“Participant” is defined in Section 12.2(a).

“Participant Register” is defined in Section 13.2(c).

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended from time to time, and any successor statute.

“Payment Date” means the last day of each calendar quarter, provided, that if such day is not a Business Day, the Payment Date shall be the next succeeding Business Day; provided, further, if the next succeeding Business Day falls in the next calendar month, the Payment Date shall instead be the immediately preceding Business Day.

“Payment Notice” is defined in Section 2.7.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Permitted Encumbrances” shall mean:

(i) Liens imposed by law for taxes not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

(ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

(iii) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations and Liens arising by statute in connection with worker’s compensation, unemployment insurance, old age benefits, social security obligations, taxes, assessments, statutory obligations or other similar charges, good faith cash deposits in connection with tenders, contracts or leases to which the Borrower or any of its Subsidiaries is a party or other cash deposits in any such foregoing case that is required to be made in the ordinary course of business, provided in each case that the obligation is not for borrowed money and that the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves have been established therefor;

(iv) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(v) judgment and attachment Liens not giving rise to an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

(vi) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Borrower and its Subsidiaries taken as a whole;

(vii) Liens, charges and encumbrances incidental to the conduct of the business of the Financial Institution Subsidiaries incurred in the ordinary course of business and consistent with past practices;

(viii) Liens to secure public funds or other pledges of funds required by law to secure deposits; and

(ix) repurchase agreements, reverse repurchase agreements and other similar transactions entered into by any Financial Institution Subsidiary in the ordinary course of its banking, deposit or trust business;

provided, that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Financial Institution Subsidiary Indebtedness” means obligations incurred by any Financial Institution Subsidiary in the ordinary course of business in such circumstances as may be incidental or usual in carrying on the banking or trust or mortgage business of a bank, thrift, trust company, or mortgage company incurred in accordance with applicable laws and regulations and safe and sound practices, including obligations incurred in connection with: (a) any deposits with or funds collected by such Subsidiary; (b) the endorsement of instruments for deposit or collection in the ordinary course of business, (c) any bankers acceptance credit of such Subsidiary; (d) any check, note, certificate of deposit, money order, traveler’s check, draft or bill of exchange issued, accepted or endorsed by such Subsidiary or letter of credit issued by such Subsidiary; (e) any discount with, borrowing from, or other obligation to, any Federal Reserve Bank or any Federal Home Loan Bank; (f) any agreement made by such Subsidiary to purchase or repurchase securities, loans or Federal funds or any interest or participation in any thereof; (g) any guarantee, indemnity or similar obligation incurred by such Subsidiary in the ordinary course of its banking or trust business and consistent with past practices; (h) any transaction in the nature of an extension of credit, whether in the form of a commitment or otherwise, undertaken by such Subsidiary for the account of a third party with the application of the same banking considerations and legal lending limits that would be applicable if the transaction were a loan to such party; (i) any transaction in which such Subsidiary acts solely in the fiduciary or agency capacity; (j) other short-term liabilities similar to those enumerated in clauses (a) and (f) above, including United States Treasury tax and loan borrowings, (k) any Hedging Obligations or other obligations or liabilities relating to Hedging Transactions entered into by such Subsidiary in connection with facilitating the hedging risk of a customer of such Subsidiary or another Financial Institution Subsidiary, but excluding any Hedging Obligations or other obligations or liabilities relating to Hedging Transactions entered into for speculative purposes or that are speculative in nature, (l) any Indebtedness of one Financial Institution Subsidiary to another Financial Institution Subsidiary and (m) any Indebtedness of such Subsidiary relating to letters of credit issued or confirmed by a third party financial institution for the account of such Subsidiary for the ultimate account of such Subsidiary’s customer.

“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means any Employee Benefit Plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate either (i) maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them (or on behalf of beneficiaries of such participants) or (ii) is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA or a “contributing sponsor” (as defined in ERISA Section 4001(a)(13)).

“Pricing Schedule” means the Schedule attached hereto identified as such.

“Prime Rate” means a rate per annum equal to the prime rate of interest announced from time to time by U.S. Bank or its parent (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“Pro Rata Share” means, with respect to a Lender, (a) with respect to Revolving Loans, a portion equal to a fraction the numerator of which is such Lender’s Revolving Commitment and the denominator of which is the aggregate Revolving Commitments of all Revolving Lenders, provided, however, if all of the Revolving Commitments are terminated pursuant to the terms of this Agreement, then “Pro Rata Share” means the percentage obtained by dividing (i) such Lender’s Revolving Exposure at such time by (ii) the aggregate Revolving Exposures of all Revolving Lenders at such time; provided, further, that when a Defaulting Lender shall exist, “Pro Rata Share” shall mean the percentage of the aggregate Revolving Commitments of all Revolving Lenders (disregarding any Defaulting Lender’s Revolving Commitment) represented by such Lender’s Revolving Commitment (except that no Lender is required to fund Revolving Loans to the extent that, after giving effect thereto, the aggregate amount of its outstanding Revolving Loans would exceed the amount of its Revolving Commitment (determined as though no Defaulting Lender existed)) and (b) with respect to Term Loans, a portion equal to a fraction the numerator of which is such Lender’s outstanding principal amount of Term Loans and the denominator of which is the aggregate outstanding principal amount of the Term Loans of all Term Lenders.

“Purchasers” is defined in Section 13.3(a).

“Qualified Plan” shall mean an Employee Benefit Plan that is intended to be tax-qualified under Section 401(a) of the Code.

“Register” is defined in Section 13.3(d).

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Reports” is defined in Section 10.6(a).

“Required Lenders” means Lenders in the aggregate having greater than 66.67% of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding greater than 66.67% of the Aggregate Outstanding Credit Exposure; provided, that, if the number of Lenders under this Agreement at the time of determination shall equal two, “Required Lenders” means both such Lenders. The Commitments and Outstanding Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Reserve Requirement” means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurocurrency liabilities.

“Responsible Officer” means any of the president, the chief executive officer, the chief operating officer, the chief financial officer, the treasurer or a managing director of the Borrower or such other representative of the Borrower as may be designated in writing by any one of the foregoing with the consent of the Administrative Agent; and, with respect to the financial covenants only, the chief financial officer, controller or the treasurer of the Borrower.

“Restricted Payment” has the meaning given such term in Section 7.4.

“Return on Average Assets” shall mean, with respect to the Borrower as of the last day of each Fiscal Quarter, a percentage determined by dividing (a) the sum of the “net income” of the Borrower (as determined by reference to the line item “net income” under “Selected Financial Data” in the Borrower’s most recent Form 10-Q or 10-K, as applicable) for such Fiscal Quarter and the three immediately preceding Fiscal Quarters by (b) the average of the “total assets” of the Borrower (as determined by reference to the line item “total assets” under “Selected Financial Data” in the Borrower’s most recent Form 10-Q or 10-K, as applicable) for such four Fiscal Quarters. Notwithstanding the foregoing, for purposes of determining the Return on Average Assets for the Fiscal Quarters ending December 31, 2015, March 31, 2016, June 30, 2016 and September 30, 2016, the following rules will apply: (1) for purposes of determining the Return on Average Assets for the Fiscal Quarter ending December 31, 2015, clauses (a) and (b) immediately above shall be calculated based solely on the Fiscal Quarter ending December 31, 2015 (i.e., clause (a) above shall be calculated as the “net income” of the Borrower (as determined by reference to the line item “net income” under “Selected Financial Data” in the Borrower’s 10-K) for the Fiscal Quarter ending December 31, 2015 and clause (b) above shall be determined based on the “total assets” of the Borrower (as determined by reference to the line item “total assets” under “Selected Financial Data” in the Borrower’s 10-K) for the Fiscal Quarter ending December 31, 2015; (2) for purposes of determining the Return on Average Assets for the Fiscal Quarter ending March 31, 2016, clauses (a) and (b) above shall be calculated by excluding the Fiscal Quarter ending December 31, 2015 and annualizing the remaining three Fiscal Quarters for such period (i.e., clause (a) above shall be calculated using the sum of the Fiscal Quarters ending March 31, 2016, September 30, 2015 and June 30, 2015 and multiplying such sum by 4/3); (3) for purposes of determining the Return on Average Assets for the Fiscal Quarter ending June 30, 2016, clauses (a) and (b) above shall be calculated by excluding the Fiscal Quarter ending December 31, 2015 and annualizing the remaining three Fiscal Quarters for such period (using the same general methodology described in the parenthetical in clause (2) above); and (4) for purposes of determining the Return on Average Assets for the Fiscal Quarter ending September 30, 2016, clauses (a) and (b) above shall be calculated by excluding the Fiscal Quarter ending December 31, 2015 and annualizing the remaining three Fiscal Quarters for such period (using the same general methodology described in the parenthetical in clauses (2) and (3) above).

“Revolver Facility Termination Date” means December 16, 2016 or any earlier date on which the Revolving Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof.

“Revolving Commitment” means, for each Lender, the obligation, if any, of such Lender to make Revolving Loans to the Borrower, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Revolving Exposure hereunder. The initial amount of each Revolving Lender’s Revolving Commitment is set forth on Schedule 1, as it may be modified (i) pursuant to Section 2.7, (ii) as a result of any assignment that has become effective pursuant to Section 13.3(c), or (iii) otherwise from time to time pursuant to the terms hereof. As of the date of this Agreement, the aggregate amount of the Revolving Lenders’ Revolving Commitments is $0.

“Revolving Exposure” means, with respect to any Lender at any time, the sum of the aggregate principal amount of such Lender’s Revolving Loans outstanding at such time.

“Revolving Lender” means, as of any date of determination, a Lender with a Revolving Commitment (if any) or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.

“Revolving Loan” means, with respect to a Lender, such Lender’s loan made pursuant to its commitment to lend set forth in Section 2.1(a) (or any conversion or continuation thereof).

“RICO Related Law” shall mean the Racketeer Influenced and Corrupt Organizations Act of 1970 or any other federal, state or local law for which forfeiture of assets is a potential penalty.

“Risk-Based Capital Guidelines” means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States, including transition rules, and, in each case, any amendments to such regulations.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Sanctioned Country” means, at any time, any country or territory which is itself the subject or target of any comprehensive Sanctions.

“Sanctioned Person” means, at any time, (a) any Person or group listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, the United Nations Security Council, the European Union or any EU member state, (b) any Person or group operating, organized or resident in a Sanctioned Country, (c) any agency, political subdivision or instrumentality of the government of a Sanctioned Country, or (d) any Person 50% or more owned, directly or indirectly, by any of the above.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Schedule” refers to a specific schedule to this Agreement, unless another document is specifically referenced.

“Section” means a numbered section of this Agreement, unless another document is specifically referenced.

“Stated Rate” is defined in Section 2.21.

“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.

“Synthetic Lease” of any Person shall mean (a) a lease designed to have the characteristics of a loan for federal income tax purposes while obtaining operating lease treatment for financial accounting purposes, or (b) an agreement for the use or possession of Property creating obligations that are not required to appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person would be characterized by a court of competent jurisdiction as indebtedness of such Person.

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, fees, assessments, charges or withholdings, and any and all liabilities with respect to the foregoing, including interest, additions to tax and penalties applicable thereto.

“Term Facility Termination Date” means December 17, 2018.

“Term Lender” means, as of any date of determination, a Lender having a Term Loan Commitment.

“Term Loan Commitment” means, for each Lender, the obligation, if any, of such Lender to make Term Loans to the Borrower, as set forth in Schedule 1, as it may be modified (i) as a result of any assignment that has become effective pursuant to Section 13.3(c) or (ii) otherwise from time to time pursuant to the terms hereof. As of the date of this Agreement, the aggregate amount of the Term Lenders’ Term Loan Commitments is $125,000,000. After advancing the Term Loan, each reference to a Term Lender’s Term Loan Commitment shall refer to that Term Lender’s Pro Rata Share of the Term Loans.

“Term Loans” means, with respect to a Lender, such Lender’s loan made pursuant to Section 2.1(b) (or any conversion or continuation thereof).

“Total Loans” shall mean for the Borrower on a consolidated basis the line item “Loans” set forth on the Borrower’s consolidated balance sheet delivered pursuant to Section 6.1(a) and Section 6.1(b) (and, for the avoidance of doubt, shall exclude loans held for sale).

“Transferee” is defined in Section 13.3(e).

“Type” means, with respect to any Advance, its nature as a Base Rate Advance or a Eurocurrency Advance and with respect to any Loan, its nature as a Base Rate Loan or a Eurocurrency Loan.

“Undisclosed Administration” means in relation to a Lender the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed.

“U.S. Bank” means U.S. Bank National Association, a national banking association, in its individual capacity, and its successors.

“Whitney Bank” shall mean Whitney Bank (formerly known as Hancock Bank), a state bank chartered in the State of Mississippi and wholly-owned Subsidiary of the Borrower.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan”). Advances also may be classified and referred to by Class (e.g., a “Revolving Advance”) or by Type (e.g., a “Eurocurrency Advance”) or by Class and Type (e.g., a “Eurocurrency Revolving Advance”). Unless otherwise expressly provided herein, all references herein to principal amounts, dollar amounts, amounts of Commitments, Advances or Loans, shall mean Dollars. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the word “to” means “to but excluding”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “hereof”, “herein” and “hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, (iv) all references to a specific time shall be construed to refer to Central time, unless otherwise indicated; (v) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (vi) any references to a particular line item in the Borrower’s consolidated financial statements (or Form 10-Q or 10-K) shall be construed to include any successor or replacement line item(s).

ARTICLE II

THE CREDITS

2.1. Commitment. From and including the date of this Agreement and prior to the Revolver Facility Termination Date, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make:

(a) Revolving Loans to the Borrower upon the request of the Borrower in accordance with the terms and conditions hereof, provided that, after giving effect to the making of each such Loan, (i) the amount of such Lender’s Revolving Exposure shall not exceed its Revolving Commitment and (ii) the aggregate Revolving Exposures shall not exceed the aggregate Revolving Commitments; and

(b) a Term Loan to the Borrower on the Effective Date, in an amount equal to such Lender’s Term Loan Commitment by making immediately available funds available to the Administrative Agent’s designated account, not later than the time specified by the Administrative Agent.

All Loans shall be made in Dollars. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow the Revolving Loans at any time prior to the Revolver Facility Termination Date. Amounts repaid in respect of Term Loans may not be reborrowed. Unless previously terminated, (i) the Term Loan Commitments shall terminate at 1:00 p.m. on the Effective Date and (ii) the Revolving Commitments (if any) shall terminate on the Revolver Facility Termination Date.

2.2. [reserved].

2.3. Ratable Loans; Types of Advances. Each Revolving Advance hereunder shall consist of Revolving Loans made from the several Revolving Lenders ratably according to their Pro Rata Shares. The Revolving Advances may be Base Rate Advances or Eurocurrency Advances, or a combination thereof, selected by the Borrower in accordance with Sections 2.8 and 2.9. Each Term Loan Advance hereunder shall consist of Term Loans made from the several Term Lenders ratably according to their Pro Rata Shares on the Effective Date. The Term Loan Advances may be Base Rate Advances or Eurocurrency Advances.

2.4. [reserved].

2.5. Commitment Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Lender according to its Pro Rata Share a commitment fee at a per annum rate equal to the Applicable Fee Rate on the average daily Available Aggregate Revolving Commitment (if any) from the date hereof to and including the Revolver Facility Termination Date, payable in arrears on each Payment Date hereafter and on the Revolver Facility Termination Date.

2.6. Minimum Amount of Each Revolving Advance. Each Eurocurrency Revolving Advance shall be in the minimum amount of $1,000,000, and each Base Rate Revolving Advance shall be in the minimum amount of $500,000, provided, however, that any Base Rate Revolving Advance may be in the amount of the Available Aggregate Revolving Commitment.

2.7. Reductions in Revolving Commitments; Optional Principal Payments. The Borrower may permanently reduce the aggregate Revolving Commitments in whole, or in part ratably among the Revolving Lenders in integral multiples of $1,000,000, upon at least five (5) Business Days’ prior written notice to the Administrative Agent by 10:00 a.m. in the form of Exhibit D-3 (a “Payment Notice”), which notice shall specify the amount of any such reduction, provided, however, that the amount of the aggregate Revolving Commitments may not be reduced below the aggregate Revolving Exposure. All accrued commitment fees shall be payable on the effective date of any termination of the obligations of the Lenders to make Credit Extensions hereunder. The Borrower may from time to time pay, without penalty or premium, all outstanding Base Rate Advances, or, in a minimum aggregate amount of $100,000 (or the aggregate amount of the outstanding Loans at such time), any portion of the aggregate outstanding Base Rate Advances upon same day notice by 12:00 noon to the Administrative Agent. The Borrower may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 3.4 but without penalty or premium, all outstanding Eurocurrency Advances, or, in a minimum aggregate amount of $1,000,000 (or the aggregate amount of the outstanding Loans at such time), any portion of the aggregate outstanding Eurocurrency Advances upon at least two (2) Business Days’ prior written notice to the Administrative Agent by 12:00 noon. All voluntary prepayments of Term Loans pursuant to this Section 2.7 shall be applied to scheduled principal installments of the Term Loans in inverse order of maturity.

2.8. Method of Selecting Types and Interest Periods for New Revolving Advances. The Borrower shall select the Type of Advance and, in the case of each Eurocurrency Advance, the Interest Period from time to time. For Revolving Loans, the Borrower shall give the Administrative Agent irrevocable notice in the form of Exhibit D-1 (a “Borrowing Notice”) not later than 12:00 noon on the Borrowing Date of each Base Rate Revolving Advance, two (2) Business Days before the Borrowing Date for each Eurocurrency Revolving Advance, specifying:

(i)	the Borrowing Date, which shall be a Business Day, of such Advance,

(ii)	the aggregate amount of such Advance,

(iii)	the Type of Advance selected, and

(iv)	in the case of each Eurocurrency Advance, the Interest Period applicable thereto.

Not later than 2:00 p.m. on each Borrowing Date, each Lender shall make available its Loan or Loans in funds immediately available to the Administrative Agent at its address specified pursuant to Article XIV. The Administrative Agent will make the funds so received from the Lenders available to the Borrower at the Administrative Agent’s aforesaid address.

2.9. Conversion and Continuation of Outstanding Advances; Maximum Number of Interest Periods. Base Rate Advances shall continue as Base Rate Advances unless and until such Base Rate Advances are converted into Eurocurrency Advances pursuant to this Section 2.9 or are repaid in accordance with Section 2.7. Each Eurocurrency Advance shall continue as a Eurocurrency Advance until the end of the then applicable Interest Period therefor, at which time such Eurocurrency Advance shall be automatically converted into a Base Rate Advance unless (x) such Eurocurrency Advance is or was repaid in accordance with Section 2.7 or (y) the Borrower shall have given the Administrative Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurocurrency Advance continue as a Eurocurrency Advance for the same or another Interest Period. Subject to the terms of Section 2.6, the Borrower may elect from time to time to convert all or any part of a Base Rate Advance into a Eurocurrency Advance. The Borrower shall give the Administrative Agent irrevocable notice in the form of Exhibit D-2 (a “Conversion/Continuation Notice”) of each conversion of a Base Rate Advance into a Eurocurrency Advance, conversion of a Eurocurrency Advance to a Base Rate Advance, or continuation of a Eurocurrency Advance not later than 12:00 noon at least two (2) Business Days prior to the date of the requested conversion or continuation, specifying:

(i)	the requested date, which shall be a Business Day, of such conversion or continuation,

(ii)	the Type of the Advance which is to be converted or continued, and

(iii)	the amount of such Advance which is to be converted into or continued as a Eurocurrency Advance and the duration of the Interest Period applicable thereto.

After giving effect to all Advances, all conversions of Advances from one Type to another and all continuations of Advances of the same Type, there shall be no more than five (5) Interest Periods in effect hereunder.

Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or roll over all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent and such Lender.

2.10. Interest Rates. Each Base Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is automatically converted from a Eurocurrency Advance into a Base Rate Advance pursuant to Section 2.9, to but excluding the date it becomes due or is converted into a Eurocurrency Advance pursuant to Section 2.9 hereof, at a rate per annum equal to the Base Rate for such day; provided, that if a Base Rate Advance is due as a result of an Event of Default or is otherwise outstanding during the continuance of an Event of Default, the Base Rate shall continue to apply thereto plus such other amounts as required under Section 2.11. Changes in the rate of interest on that portion of any Advance maintained as a Base Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Eurocurrency Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined by the Administrative Agent as applicable to such Eurocurrency Advance based upon the Borrower’s selections under Sections 2.8 and 2.9 and the Pricing Schedule. No Interest Period may end after the Term Facility Termination Date.

2.11. Rates Applicable After Event of Default. Notwithstanding anything to the contrary contained in Sections 2.8, 2.9 or 2.10, during the continuance of a Default or Event of Default the Required Lenders may, at their option, by notice from the Administrative Agent to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 9.3 requiring unanimous consent of the Lenders to changes in interest rates), declare that no Advance may be made as, converted into or continued as a Eurocurrency Advance. During the continuance of an Event of Default the Required Lenders may, at their option, by notice from the Administrative Agent to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 9.3 requiring unanimous consent of the Lenders to changes in interest rates), declare that (i) each Eurocurrency Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2.00% per annum, and (ii) each Base Rate Advance shall bear interest at a rate per annum equal to the Base Rate in effect from time to time plus 2.00% per annum, provided that, during the continuance of an Event of Default under Sections 8.1, 8.7 or 8.8, the interest rates set forth in clauses (i) and (ii) above shall be applicable automatically to all Credit Extensions without any election or action on the part of the Administrative Agent or any Lender. After an Event of Default has been waived, the interest rate applicable to advances shall revert to the rates applicable prior to the occurrence of an Event of Default.

2.12. Method of Payment; Repayment of Loans.

(a) Each Advance shall be repaid and each payment of interest thereon shall be paid in Dollars. All payments of the Obligations under this Agreement and the other Loan Documents shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Administrative Agent at the Administrative Agent’s address specified pursuant to Article XIV, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the Borrower, by 12:00 noon on the date when due and shall (except as otherwise specifically required hereunder) be applied ratably by the Administrative Agent among the Lenders. Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at its address specified pursuant to Article XIV or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender. The Administrative Agent is hereby authorized to charge the account of the Borrower maintained with U.S. Bank for each payment of principal, interest and fees as it becomes due hereunder.

(b) To the extent not previously paid, all unpaid Revolving Loans shall be paid in full in cash by the Borrower on the Term Facility Termination Date.

(c) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender holding Term Loans, on the last Business Day of each March, June, September and December commencing on March 31, 2016, a principal amount equal to $4,475,000 for each such quarterly installment through and including September 30, 2018. To the extent not previously paid, all unpaid Term Loans shall be paid in full in cash by the Borrower on the Term Facility Termination Date.

2.13. Noteless Agreement; Evidence of Indebtedness. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) The Administrative Agent shall also maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(c) The entries maintained in the accounts maintained pursuant to paragraphs (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms; provided, further, that, to the extent of any conflict between the accounts maintained by the Administrative Agent, on the one hand, and a Lender, on the other hand, the accounts of the Administrative Agent shall control absent manifest error.

(d) Any Lender may request that its Loans be evidenced by a promissory note representing its Revolving Loans and Term Loans, respectively, substantially in the form of Exhibit E-1 or E-2, as applicable (each a “Note”). In such event, the Borrower shall prepare, execute and deliver to such requesting Lender such Note or Notes payable to the order of such Lender in a form supplied by the Administrative Agent. Thereafter, the Loans evidenced by such Note or Notes and interest thereon shall at all times (prior to any assignment pursuant to Section 13.3) be represented by one or more Notes payable to the order of the payee named therein, except to the extent that any such Lender subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in clauses (b) (i) and (ii) above.

2.14. Telephonic Notices. The Borrower hereby authorizes the Lenders and the Administrative Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any Person or Persons the Administrative Agent or any Lender in good faith believes to be acting on behalf of the Borrower, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices and Conversion/Continuation Notices to be given telephonically. The Borrower agrees to deliver promptly to the Administrative Agent a written confirmation (which may include e-mail) of each telephonic notice authenticated by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall govern absent manifest error. The parties agree to prepare appropriate documentation to correct any such error within ten (10) days after discovery by any party to this Agreement.

2.15. Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Base Rate Advance shall be payable on each Payment Date, commencing with the first such Payment Date to occur after the date hereof and at maturity. Interest accrued on each Eurocurrency Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Eurocurrency Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Eurocurrency Advance having an Interest Period longer than three (3) months shall also be payable on the last day of each three-month interval during such Interest Period. Interest accrued pursuant to Section 2.11 shall be payable on demand. Interest on all Advances and fees shall be calculated for actual days elapsed on the basis of a 360-day year, except that interest computed by reference to the Alternate Base Rate shall be calculated for actual days elapsed on the basis of a 365/366-day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to 12:00 noon at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day; provided, however, if the next succeeding Business Day falls in the next calendar month, such payment shall be made on the immediately preceding Business Day.

2.16. Notification of Advances, Interest Rates, Prepayments and Commitment Reductions. Promptly after receipt thereof, the Administrative Agent will notify each Lender of the contents of each Commitment reduction notice, Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder. The Administrative Agent will notify each Lender of the interest rate applicable to each Eurocurrency Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.

2.17. Lending Installations. Each Lender may book its Advances at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Loans, and any Notes issued hereunder shall be deemed held by each Lender for the benefit of any such Lending Installation. Each Lender may, by written notice to the Administrative Agent and the Borrower in accordance with Article XIV, designate replacement or additional Lending Installations through which Loans will be made by it and for whose account Loan payments are to be made.

2.18. Non-Receipt of Funds by the Administrative Agent. Unless the Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the date on which it is scheduled to make payment to the Administrative Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the Federal Funds Effective Rate for such day for the first three (3) days and, thereafter, the interest rate applicable to the relevant Loan or (y) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.

2.19. [reserved].

2.20. Replacement of Lender. If the Borrower is required pursuant to Sections 3.1, 3.2 or 3.5 to make any additional payment to any Lender or if any Lender’s obligation to make or continue, or to convert Base Rate Advances into Eurocurrency Advances shall be suspended pursuant to Section 3.3 or if any Lender defaults in its obligation to make a Loan, or declines to approve an amendment or waiver that is approved by the Required Lenders or otherwise becomes a Defaulting Lender (any Lender so affected an “Affected Lender”), the Borrower may elect, if such amounts continue to be charged or such suspension is still effective, to replace such Affected Lender as a Lender party to this Agreement, provided that no Default or Event of Default shall have occurred and be continuing at the time of such replacement, and provided further that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower and the Administrative Agent and, to the Borrower’s and the Administrative Agent’s reasonable satisfaction, which other bank or entity does not suffer from and is not impacted by the issue or event causing the replacement of the Affected Lender, shall agree, as of such date, to purchase for cash at par the Advances and other Obligations due to the Affected Lender under this Agreement and the other Loan Documents pursuant to an assignment substantially in the form of Exhibit C and to become a Lender for all purposes under this Agreement and to assume all obligations of the Affected Lender to be terminated as of such date and to comply with the requirements of Section 13.3 applicable to assignments, and (ii) the Borrower shall pay (without duplication of any such same amounts paid pursuant to clause (i)

above) to such Affected Lender in same day funds on the day of such replacement all interest, fees and other amounts then accrued but unpaid to such Affected Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Affected Lender under Sections 3.1, 3.2, 3.4 and 3.5.

2.21. Limitation of Interest. The Borrower, the Administrative Agent and the Lenders intend to strictly comply with all applicable laws, including applicable usury laws. Accordingly, the provisions of this Section 2.21 shall govern and control over every other provision of this Agreement or any other Loan Document which conflicts or is inconsistent with this Section 2.21, even if such provision declares that it controls. As used in this Section 2.21, the term “interest” includes the aggregate of all charges, fees, benefits or other compensation which constitute interest under applicable law, provided that, to the maximum extent permitted by applicable law, (a) any non-principal payment shall be characterized as an expense or as compensation for something other than the use, forbearance or detention of money and not as interest, and (b) all interest at any time contracted for, reserved, charged or received shall be amortized, prorated, allocated and spread, in equal parts during the full term of this Agreement. In no event shall the Borrower or any other Person be obligated to pay, or any Lender have any right or privilege to reserve, receive or retain, (a) any interest in excess of the maximum amount of nonusurious interest permitted under the applicable laws (if any) of the United States or of any applicable state, or (b) total interest in excess of the amount which such Lender could lawfully have contracted for, reserved, received, retained or charged had the interest been calculated for the full term of this Agreement at the Highest Lawful Rate. On each day, if any, that the interest rate (the “Stated Rate”) called for under this Agreement or any other Loan Document exceeds the Highest Lawful Rate, the rate at which interest shall accrue shall automatically be fixed by operation of this sentence at the Highest Lawful Rate for that day, and shall remain fixed at the Highest Lawful Rate for each day thereafter until the total amount of interest accrued equals the total amount of interest which would have accrued if there were no such ceiling rate as is imposed by this sentence. Thereafter, interest shall accrue at the Stated Rate unless and until the Stated Rate again exceeds the Highest Lawful Rate when the provisions of the immediately preceding sentence shall again automatically operate to limit the interest accrual rate. The daily interest rates to be used in calculating interest at the Highest Lawful Rate shall be determined by dividing the applicable Highest Lawful Rate per annum by the number of days in the calendar year for which such calculation is being made. None of the terms and provisions contained in this Agreement or in any other Loan Document which directly or indirectly relate to interest shall ever be construed without reference to this Section 2.21, or be construed to create a contract to pay for the use, forbearance or detention of money at an interest rate in excess of the Highest Lawful Rate. If the term of any Loan or any other Obligation outstanding hereunder or under the other Loan Documents is shortened by reason of acceleration of maturity as a result of any Event of Default or by any other cause, or by reason of any required or permitted prepayment, and if for that (or any other) reason any Lender at any time, including but not limited to, the stated maturity, is owed or receives (and/or has received) interest in excess of interest calculated at the Highest Lawful Rate, then and in any such event all of any such excess interest shall be canceled automatically as of the date of such acceleration, prepayment or other event which produces the excess, and, if such excess interest has been paid to such Lender, it shall be credited pro tanto against the then-outstanding principal balance of the Borrower’s Obligations to such Lender, effective as of the date or dates when the event occurs which causes it to be excess interest, until such excess is exhausted or all of such principal has been fully paid and satisfied, whichever occurs first, and any remaining balance of such excess shall be promptly refunded to its payor.

2.22. Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)	Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii)

Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 12.1 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; sixth, if so determined by the Administrative Agent, distributed to the Lenders other than the Defaulting Lender until the ratio of the Revolving Exposures of such Lenders to the Revolving Exposures of all Revolving Lenders equals such ratio immediately prior to the Defaulting Lender’s failure to fund any portion of any Loans; and seventh, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Credit Extensions of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Credit Extensions of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments without giving effect to this Section 2.22(a)(ii). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)	Certain Fees. No Defaulting Lender shall be entitled to receive any commitment fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(b) Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with the Commitments (without giving effect to this Section 2.22(a)(ii)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III

YIELD PROTECTION; TAXES

3.1. Yield Protection. If, on or after the date of this Agreement, there occurs any Change in Law which:

(a) subjects any Lender or any applicable Lending Installation, or the Administrative Agent to any Taxes (other than with respect to Indemnified Taxes, Excluded Taxes, and Other Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, or

(b) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to Eurocurrency Advances), or

(c) imposes any other condition (other than Taxes) the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining its Eurocurrency Loans, or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with its Eurocurrency Loans, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of Eurocurrency Loans, or interest received by it, by an amount deemed material by such Lender, and the result of any of the foregoing is to increase the cost to such Person of making or maintaining its Loans or Commitment or to reduce the amount received by such Person in connection with such Loans or Commitment, then, within fifteen (15) days after demand by such Person, the Borrower shall pay such Person, as the case may be, such additional amount or amounts as will compensate such Person for such increased cost or reduction in amount received. Failure or delay on the part of any such Person to demand compensation pursuant to this Section 3.1 shall not constitute a waiver of such Person’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Person pursuant to this Section 3.1 for any increased costs or reductions suffered more than 270 days prior to the date that such Person notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Person’s intention to claim compensation therefor; provided further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

3.2. Changes in Capital Adequacy Regulations. If a Lender determines that the amount of capital or liquidity required or expected to be maintained by such Lender or any Lending Installation of such Lender, or any corporation or holding company controlling such Lender is increased as a result of (i) a Change in Law or (ii) any change on or after the date of this Agreement in the Risk-Based Capital Guidelines, then, within fifteen (15) days after demand by such Lender, the Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital or liquidity which such Lender determines is attributable to this Agreement, its Outstanding Credit Exposure or its Commitment to make Loans, as the case may be, hereunder (after taking into account such Lender’s policies as to capital adequacy or liquidity), in each case that is attributable to such Change in Law or change in the Risk-Based Capital Guidelines, as applicable. Failure or delay on the part of such Lender to demand compensation pursuant to this Section 3.2 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate any Lender pursuant to this Section 3.2 for any shortfall suffered more than 270 days prior to the date that such Lender notifies the Borrower of the Change in Law or change in the Risk-Based Capital Guidelines giving rise to such shortfall and of such Lender’s intention to claim compensation therefor; provided further, that if the Change in Law or change in Risk-Based Capital Guidelines giving rise to such shortfall is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof

3.3. Availability of Types of Advances; Adequacy of Interest Rate. If the Administrative Agent or the Required Lenders determine that deposits of a type and maturity appropriate to match fund Eurocurrency Advances are not available to such Lenders in the relevant market or the Administrative Agent, in consultation with the Lenders, determines that the interest rate applicable to Eurocurrency Advances is not ascertainable or does not adequately and fairly reflect the cost of making or maintaining Eurocurrency Advances, then the Administrative Agent shall suspend the availability of Eurocurrency Advances and require any affected Eurocurrency Advances to be repaid or converted to Base Rate Advances, subject to the payment of any funding indemnification amounts required by Section 3.4.

3.4. Funding Indemnification. If (a) any payment of a Eurocurrency Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, (b) a Eurocurrency Advance is not made on the date specified by the Borrower for any reason other than default by the Lenders, (c) a Eurocurrency Loan is converted other than on the last day of the Interest Period applicable thereto, (d) the Borrower fails to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto, or (e) any Eurocurrency Loan is assigned other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.20, the Borrower will indemnify each Lender for such Lender’s costs, expenses and Interest Differential (as determined by such Lender) incurred as a result of such prepayment. The term “Interest Differential” shall mean that sum equal to the greater of zero or the financial loss incurred by the Lender resulting from prepayment, calculated as the difference between the amount of interest such Lender would have earned (from the investments in money markets as of the Borrowing Date of such Advance) had prepayment not occurred and the interest such Lender will actually earn (from like investments in money markets as of the date of prepayment) as a result of the redeployment of funds from the prepayment. Because of the short-term nature of this facility, Borrower agrees that Interest Differential shall not be discounted to its present value.

The Borrower hereby acknowledges that the Borrower shall be required to pay Interest Differential with respect to any portion of the principal balance paid or that becomes due before its scheduled due date, whether voluntarily, involuntarily, or otherwise, including, without limitation, any principal payment made following default, demand for payment, acceleration, collection proceedings, foreclosure, sale or other disposition of collateral, bankruptcy or other insolvency proceedings, eminent domain, condemnation or otherwise. Such prepayment fee shall at all times be an Obligation as well as an undertaking by the Borrower to the Lenders whether arising out of a voluntary or mandatory prepayment.

3.5. Taxes.

(a) Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law requires the deduction or withholding of any Tax from any such payment, then the Borrower shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax or Other Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.5) the applicable Lender, or the Administrative Agent receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) The Borrower shall indemnify the Lender and/or the Administrative Agent within fifteen (15) days after demand therefor, for the full amount of any Indemnified Taxes and Other Taxes (including Indemnified Taxes and Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.5) payable or paid by such Lender, or the Administrative Agent or required to be withheld or deducted from a payment to such Lender, or the Administrative Agent and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes and Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Each Lender shall severally indemnify the Administrative Agent, within fifteen (15) days after demand therefor, for (i) any Indemnified Taxes and Other Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and Other Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.2(c) relating to the maintenance of a Participant Register, and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e) As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 3.5, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.5(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a United States Person for U.S. federal income Tax purposes shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(B) any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Non-U.S. Lender claiming the benefits of an income Tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such Tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such Tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(4) to the extent a Non-U.S. Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, IRS Form W-8IMY or IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable.

(C) any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.5 (including by the payment of additional amounts pursuant to this Section 3.5), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.5 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Each party’s obligations under this Section 3.5 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

3.6. Selection of Lending Installation; Mitigation Obligations; Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurocurrency Loans to reduce any liability of the Borrower to such Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of Eurocurrency Advances under Section 3.3, so long as such designation is not, in the judgment of such Lender, disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Administrative Agent) as to the amount due, if any, under Section 3.1, 3.2, 3.4 or 3.5. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurocurrency Loan shall be calculated as though each Lender funded its Eurocurrency Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurocurrency Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrower of such written statement. The obligations of the Borrower under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement.

ARTICLE IV

CONDITIONS PRECEDENT

4.1. Initial Credit Extension. The Lenders shall not be required to make the initial Credit Extension hereunder unless each of the following conditions is satisfied:

(a) The Administrative Agent shall have received executed counterparts of this Agreement.

(b) The Administrative Agent shall have received a certificate, signed by the chief financial officer of the Borrower, stating that on the date of the initial Credit Extension (1) no Default or Event of Default has occurred and is continuing and (2) the representations and warranties contained in Article V are (w) with respect to any representations or warranties that contain a materiality qualifier, true and correct in all respects as of such date, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all respects on and as of such earlier date, (x) with respect to any representations or warranties that do not contain a materiality qualifier, true and correct in all material respects as of such date, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects on and as of such earlier date (y) since December 31, 2014, there shall have been no change, event or other circumstance which has had or could reasonably be expected to have a Material Adverse Effect and (z) no consents, approvals, authorizations, registrations, filings or orders of the type described in clause (j) below are required to be made or obtained in connection with the execution, delivery, performance, validity and enforceability of the Loan Documents or any transaction contemplated thereby.

(c) The Administrative Agent shall have received a written opinion of the Borrower’s counsel, in form and substance acceptable to the Administrative Agent, addressed to the Lenders, substantially covering the opinions set forth in Exhibit A and such other opinions reasonably required by the Administrative Agent. The Borrower’s counsel shall be reasonably acceptable to the Administrative Agent.

(d) The Administrative Agent shall have received any Notes requested by a Lender pursuant to Section 2.13 payable to the order of each such requesting Lender.

(e) The Administrative Agent shall have received such documents and certificates relating to the organization, existence and good standing of the Borrower, the authorization of the transactions contemplated hereby and any other legal matters relating to the Borrower, the Loan Documents or the transactions contemplated hereby, all in form and substance satisfactory to the Administrative Agent and its counsel and as further described in the list of closing documents attached as Exhibit F.

(f) The Administrative Agent shall have received certificates of good standing or existence with respect to each material Subsidiary of the Borrower (which shall include, in any event, each Financial Institution Subsidiary), as may be available from the Secretary of State of the jurisdiction of incorporation of each such Subsidiary and each other jurisdiction where such Subsidiary is required to be qualified to do business as a foreign corporation.

(g) The Administrative Agent shall have received evidence satisfactory to it of the repayment in full of all amounts owing under that certain Term Loan Agreement, dated as of December 21, 2012, among the Borrower, the lenders from time to time party thereto and SunTrust Bank, as administrative agent thereunder.

(h) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(i) Since December 31, 2014, there shall have been no change, event or other circumstance which has had or could reasonably be expected to have a Material Adverse Effect.

(j) The Administrative Agent shall have received certified copies of all consents, approvals, authorizations, registrations and filings and orders required to be made or obtained under any applicable laws, or by any Contractual Obligation of the Borrower, in connection with the execution, delivery, performance, validity and enforceability of the Loan

Documents or any of the transactions contemplated hereby or thereby, and such consents, approvals, authorizations, registrations, filings and orders shall be in full force and effect and all applicable waiting periods shall have expired, and no investigation or inquiry by any Governmental Authority regarding the Commitments or any transaction being financed with the proceeds thereof shall be ongoing.

(k) No action, suit, investigation or proceeding is pending or, to the knowledge of the Borrower, threatened in any court or before any arbitrator or Governmental Authority that would reasonably be expected to result in a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of any Credit Extensions.

(l) The Administrative Agent shall have received: (i) pro forma financial statements giving effect to the initial Credit Extensions contemplated hereby, which demonstrate, in the Administrative Agent’s reasonable judgment, together with all other information then available to the Administrative Agent, that the Borrower can repay its debts and satisfy its other obligations as and when they become due, and can comply with the financial covenants set forth in Section 7.12, (ii) such information as the Administrative Agent may reasonably request to confirm the tax, legal, and business assumptions made in such pro forma financial statements, (iii) unaudited consolidated financial statements of the Borrower and its Subsidiaries for the fiscal quarter ended September 30, 2015 and (iv) audited consolidated financial statements of the Borrower and its Subsidiaries for the fiscal years ended 2014, 2013 and 2012.

(m) The Administrative Agent shall have received evidence of current insurance coverage in form, scope and substance reasonably satisfactory to the Administrative Agent and otherwise in compliance with the terms herein.

(n) The Administrative Agent shall have received the results of a recent UCC, tax, judgment and lien searches in respect of the Borrower, and such searches shall reveal no Liens of record other than Liens expressly permitted pursuant to Section 7.2.

(o) The Administrative Agent shall have received such other documents, agreements and instruments as the Administrative Agent on behalf of the Lenders may reasonably request.

4.2. Each Credit Extension. The Lenders shall not be required to make any Credit Extension unless on the applicable Borrowing Date:

(a) There exists no Default or Event of Default, nor would a Default or Event of Default result from such Credit Extension.

(b) The representations and warranties contained in Article V are (x) with respect to any representations or warranties that contain a materiality qualifier, true and correct in all respects as of such Borrowing Date, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all respects on and as of such earlier date and (y) with respect to any representations or warranties that do not contain a materiality qualifier, true and correct in all material respects as of such Borrowing Date, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects on and as of such earlier date.

Each Borrowing Notice with respect to such Credit Extension shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.2(a) and (b) have been satisfied.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders as follows:

5.1. Existence; Power. Each of the Borrower and its Subsidiaries (i) is duly organized and validly existing as a corporation, bank or other entity, as the case may be, under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to carry on its business as now conducted, and (iii) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, except where a failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

5.2. Organizational Power; Authorization. The Borrowing, and the execution, delivery and performance by the Borrower of each of the Loan Documents are within the Borrower’s corporate powers and have been duly authorized by all necessary corporate, and if required, stockholder, action. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document when executed and delivered by the Borrower will constitute, valid and binding obligations of the Borrower, enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

5.3. Governmental Approvals; No Conflicts. The execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents (a) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the articles of incorporation or by-laws of the Borrower or any order of any Governmental Authority binding upon Borrower, (c) will not violate or result in a default under any indenture, material agreement or other material instrument binding on the Borrower or any of its Subsidiaries or any of their respective assets or give rise to a right thereunder to require any payment to be made by the Borrower or any such Subsidiary and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any Subsidiary. All necessary regulatory approvals have been obtained for the Borrower and its Subsidiaries to conduct their respective businesses

5.4. Financial Statements. The Borrower has furnished to the Administrative Agent and the Lenders (i) the audited consolidated balance sheet of the Borrower and its Subsidiaries as of December 31, 2014 and the related consolidated statements of income, shareholders’ equity and cash flows for the fiscal year then ended prepared by PricewaterhouseCoopers LLP and (ii) the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of September 30, 2015, and the related unaudited consolidated statements of income and cash flows for the Fiscal Quarter and year-to-date period then ending, certified by a Responsible Officer, subject to year-end audit adjustments and the absence of footnotes. Such financial statements fairly present, in all material respects, the consolidated financial position of the Borrower and its Subsidiaries as of such date and the consolidated results of operations and cash flows for such period in conformity with GAAP consistently applied. Since December 31, 2014, there have been no changes with respect to the Borrower and its Subsidiaries which have had or could reasonably be expected to have, singly or in the aggregate, a Material Adverse Effect. In addition, the Borrower has provided to the Lenders copies of the Call Reports filed by its Financial Institution Subsidiaries for the period ending September 30, 2015, and copies of the FRY-9LP Report and the FRY-9C Report filed by the Borrower for the period ending September 30, 2015. Each of such reports filed by the Borrower or the Financial Institution Subsidiaries with any Governmental Authority is true and correct and is in accordance with the respective books of account and records of the Borrower and the Financial Institution Subsidiaries, and has been prepared in accordance with applicable banking regulations, rules and guidelines on a basis consistent with prior periods, and fairly and accurately presents, in all material respects, the financial condition of the Borrower and the Financial Institution Subsidiaries and their respective assets and liabilities and the results of their respective operations as of such date.

5.5. Litigation Matters and Enforcement Actions. No litigation, investigation or proceeding of or before any arbitrators or Governmental Authorities is pending against, or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (ii) which in any manner draws into question the validity or enforceability of this Agreement or any other Loan Document. None of the Borrower, or any of the Financial Institution Subsidiaries, or any of their respective officers or directors, is now operating under any currently effective written restrictions agreed to by the Borrower or any of the Financial Institution Subsidiaries, or agreements, memoranda, or written commitments by the Borrower or any of the Financial Institution Subsidiaries (other than restrictions of general application) imposed or required by any Governmental Authority nor are any such restrictions threatened or agreements, memoranda or commitments being sought by any Governmental Authority.

5.6. Compliance with Laws and Agreements. The Borrower and each Subsidiary is in compliance with all applicable laws (including without limitation all Environmental Laws and all federal and state banking statutes) and all rules, regulations (including without limitation all applicable federal and state banking regulations) and orders of any Governmental Authority, except where failure to do so could not reasonably be expected to result in a Material Adverse Effect. Neither the Borrower nor any of the Financial Institution Subsidiaries is in material default in the performance, observance or fulfillment of any of the terms, obligations, covenants, conditions or provisions contained in any indenture or other agreement creating, evidencing or securing indebtedness of any kind or pursuant to which any such indebtedness is issued, or other agreement or instrument to which the Borrower or any Financial Institution Subsidiary is a party or by which the Borrower or any such Financial Institution Subsidiary or any of their respective properties may be bound or affected.

5.7. Investment Company Act. Neither the Borrower nor any of its Subsidiaries is an “investment company”, as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

5.8. Taxes. The Borrower and its Subsidiaries have timely filed or caused to be filed all Federal income tax returns and all other material tax returns that are required to be filed by them, and have paid all taxes shown to be due and payable on such returns or on any assessments made against it or its Property and all other taxes, fees or other charges imposed on it or any of its Property by any Governmental Authority, except (i) to the extent the failure to do so would not have a Material Adverse Effect or (ii) where the same are currently being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as the case may be, has set aside on its books adequate reserves.

5.9. Margin Regulation. None of the proceeds of any Credit Extension will be used for “purchasing” or “carrying” any “margin stock” with the respective meanings of each of such terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of Regulation U.

5.10. ERISA.

(a) No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The “benefit obligations” of all Plans did not, as of December 31, 2014, exceed the “fair market value of the assets” of such Plans by more than $5,000,000. No event has occurred since December 31, 2014 that would cause the “benefit obligations” of all Plans to exceed the “fair market value of the assets” of such Plans by the dollar amount specified in the previous sentence. The terms “benefit obligations” and “fair market value of assets” shall be determined by and with such terms defined in accordance with Statement of Financial Accounting Standards No. 158 or Accounting Standards Codification 715.

(b) Each Employee Benefit Plan is in compliance in all material respects with the applicable provisions ERISA, the Code and other applicable law. Except with respect to Multiemployer Plans, each Qualified Plan (I) has received a favorable determination from the IRS applicable to the Qualified Plan’s current remedial amendment cycle (as described in Revenue Procedure 2007-44 or “2007-44” for short), (II) has timely filed for a favorable determination letter from the IRS during its staggered remedial amendment cycle (as defined in 2007-44) and such application is currently being processed by the IRS, or (III) is maintained under a prototype or volume submitter plan and may rely upon a favorable opinion or letter issued by the IRS with respect to such prototype or volume submitter plan. No event has occurred which would cause the loss of the Borrower’s or any ERISA Affiliate’s reliance on the Qualified Plan’s favorable determination letter or opinion or advisory letter.

(c) With respect to any Employee Benefit Plan that is a retiree welfare benefit arrangement, all amounts have been accrued on the Borrower’s financial statements in accordance with Statement of Financial Accounting Standards No. 106 or Accounting Standards Codification 715.

(d) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) there are no pending or to the best of the Borrower’s knowledge, threatened claims, actions or lawsuits or action by any Governmental Authority, participant or beneficiary with respect to an Employee Benefit Plan; (ii) there are no violations of the fiduciary responsibility rules with respect to any Employee Benefit Plan; and (iii) neither the Borrower nor ERISA Affiliate has engaged in a non-exempt “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975 of the Code, in connection with any Employee Benefit Plan, that would subject the Borrower to a tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the Code.

5.11. Disclosure. The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments, and corporate or other restrictions to which the Borrower or any of its Subsidiaries is subject, and all other matters known to any of them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports (including without limitation all reports that the Borrower is required to file with the Securities and Exchange Commission), financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent and the Lenders in connection with this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by any other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole, in light of the circumstances under which they were made, not misleading.

5.12. Subsidiaries. Schedule 5.12 sets forth the name of, the ownership interest of the Borrower in, and the jurisdiction of incorporation of Financial Institution Subsidiary and each other Subsidiary, in each case as of the Effective Date. All of the capital stock of each of the Borrower’s Subsidiaries has been duly authorized and validly issued, and is fully paid and non-assessable. Except as set forth on Schedule 5.12, the Borrower owns all of the issued and outstanding capital stock of each of its Subsidiaries free and clear of any Lien.

5.13. Dividend Restrictions; Other Restrictions.

(a) No Financial Institution Subsidiary has violated any applicable regulatory restrictions on dividends, and no Governmental Authority has taken any action to restrict the payment of dividends by any Financial Institution Subsidiary.

(b) Neither the Borrower nor any Subsidiary is under investigation by, or is operating under any restrictions (excluding any restrictions on the payment of dividends referenced in subsection (a) above) imposed by or agreed to with, any Governmental Authority, other than routine examinations by such Governmental Authorities.

(c) Except as set forth as an exhibit to the Borrower’s Form 10-K for its fiscal year ended December 31, 2014, or its Quarterly Reports on Form 10-Q for its fiscal quarter ended September 30, 2015, or described therein, neither the Borrower nor any of the Financial Institution Subsidiaries is a party, nor is bound by, any material contract or agreement or instrument, or subject to any charter or other corporate restriction, that is of a type that the Borrower is required to file as an exhibit to its Form 10-K annual reports or otherwise describe therein.

5.14. Capital Measures. (a) The Borrower is “well capitalized”, as determined in accordance with any regulations established by any Governmental Authority having regulatory authority over it and (b) each Financial Institution Subsidiary has been, or are deemed to have been, notified by the appropriate Governmental Authority having regulatory authority over each of them that each of them is “well capitalized”, as determined in accordance with any regulations established by such Governmental Authority.

5.15. FDIC Insurance. The deposits of each Financial Institution Subsidiary that is an “insured depository institution” (within the meaning of § 12 U. S. C. 1831(c)) are insured by the FDIC and no act has occurred that would adversely affect the status of such Financial Institution Subsidiary as an FDIC insured bank.

5.16. Ownership of Property.

(a) Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all of its Property material to the operation of its business, including all such Properties reflected in the most recent audited consolidated balance sheet of the Borrower referred to in Section 5.4 or purported to have been acquired by the Borrower or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens other than those Liens permitted by Section 7.2 All leases that individually or in the aggregate are material to the business or operations of the Borrower and its Subsidiaries are valid and subsisting and are in full force.

(b) Each of the Borrower and its Subsidiaries owns, or is licensed, or otherwise has the right, to use, all patents, trademarks, service marks, trade names, copyrights and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe in any material respect on the rights of any other Person.

(c) The Borrower maintains, and has caused each Subsidiary to maintain, with financially sound and reputable insurance companies insurance on all their Property, liability insurance and environmental insurance in such amounts, subject to such deductibles and self-insurance retentions and covering such Properties and risks as is consistent with sound business practice.

5.17. OFAC. Neither the Borrower nor any of its Subsidiaries (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2 or (iii) is a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other OFAC regulation or executive order.

5.18. Solvency. After giving effect to the execution and delivery of the Loan Documents and the making of any Loan under this Agreement, neither the Borrower nor its Subsidiaries will be “insolvent,” within the meaning of such term as defined in § 101(32) of Title 11 of the United States Code, as amended from time to time, or be unable to pay its debts generally as such debts become due, or have an unreasonably small capital to engage in any business or transaction, whether current or contemplated.

5.20 Anti-Corruption Laws; Sanctions; Anti-Terrorism Laws

(a) The Borrower, its Subsidiaries and their respective officers and employees, and to the knowledge of the Borrower, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of the Borrower, any Subsidiary or to the knowledge of the Borrower or such Subsidiary any of their respective directors, officers or employees, is a Sanctioned Person. No Loan, use of the proceeds of any Loan or other transactions contemplated hereby will violate Anti-Corruption Laws or applicable Sanctions.

(b) Neither the making of the Loans hereunder nor the use of the proceeds thereof will violate the PATRIOT Act, the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or successor statute thereto. The Borrower and its Subsidiaries are in compliance in all material respects with the PATRIOT Act.

ARTICLE VI

AFFIRMATIVE COVENANTS

The Borrower covenants and agrees that so long as any principal of and interest on the Loans or any fee or other obligation owing hereunder remains unpaid, and for so long as any Lender has any Commitment or other obligation to the Borrower hereunder:

6.1. Financial Statements and Other Information. The Borrower will deliver to the Administrative Agent and each Lender:

(a) as soon as available and in any event within 90 days after the end of each fiscal year of Borrower, a copy of the annual audited report for such fiscal year for the Borrower and its Subsidiaries, containing (i) a consolidated and consolidating balance sheet and the related consolidated and consolidating statements of income, of changes in shareholders’ equity and of cash flows (together with all footnotes thereto), and (ii) a condensed balance sheet of the Borrower only and the related condensed statements of income and of cash flows, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and reported on by PricewaterhouseCoopers LLP or other independent public accountants of nationally recognized standing (without a “going concern” or like qualification, exception or explanation and without any qualification or exception as to scope of such audit) to the effect that such financial statements present fairly in all material respects the financial condition and the results of operations and cash flows on a consolidated and consolidating basis of the Borrower for such fiscal year in accordance with GAAP and that the examination by such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards; provided, that the requirements set forth in this clause (a), other than the certification of the Borrower’s certified public accountants set forth in clause (ii) above, may be fulfilled by providing to the Administrative Agent and the Lenders the report of the Borrower to the SEC on Form 10-K for the applicable fiscal year;

(b) as soon as available and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, an unaudited balance sheet of the Borrower and its Subsidiaries on a consolidated basis as of the end of such fiscal quarter and the related unaudited statements of income and cash flows of the Borrower and its Subsidiaries on a consolidated basis, each for such fiscal quarter and the then elapsed portion of such fiscal year, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of Borrower’s previous fiscal year, all certified by the chief financial officer or treasurer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes; provided, that the requirements set forth in this clause (b) with respect to the financial information of the Borrower and its Subsidiaries on a consolidated and consolidating basis may be fulfilled by providing to the Administrative Agent and the Lenders the report of the Borrower to the SEC on Form 10-Q for the applicable fiscal quarter;

(c) concurrently with the delivery of the financial statements referred to in clauses (a) and (b) above, a Compliance Certificate, (i) certifying as to whether there exists a Default or Event of Default on the date of such certificate, and if a Default or an Event of Default then exists, specifying the details thereof and the action which the Borrower has taken or proposes to take with respect thereto, and (ii) setting forth in reasonable detail calculations demonstrating compliance with Section 7.12;

(d) concurrently with the delivery of the financial statements referred to in clauses (a) and (b) above, duly executed copies of the Borrower’s then-current FR Y-9C Report and FR Y-9LP Report and a duly executed copy of the then-current Call Report for each Financial Institution Subsidiary;

(e) as soon as available and in any event within 90 days after the first day of each fiscal year of the Borrower, a budget prepared on a consolidated and quarterly basis in reasonable detail (including budgeted income statements, statements of cash flow and balance sheets and the principal assumptions upon which such budgets are based) prepared by the Borrower for such fiscal year in form and content reasonably acceptable to the Administrative Agent;

(f) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be (to the extent not otherwise required to be delivered to the Administrative Agent or the Lenders hereunder);

(g) promptly after receiving knowledge thereof, written notice of all material charges, material assessments, actions, suits and proceedings (as well as notice of the outcome of any such charges, assessments, orders, actions, suits and proceedings) that are proposed or initiated by, or brought before, any court or Governmental Authority, in connection with the Borrower or any of the Financial Institution Subsidiaries, other than ordinary course of business litigation or proceedings which, if adversely decided, could not reasonably be expected to have a Material Adverse Effect; and

(h) promptly following any request therefor, such other information regarding the results of operations, business affairs and financial condition of the Borrower or any Subsidiary, as the Administrative Agent or any Lender may reasonably request.

Documents required to be delivered pursuant to Section 6.1(a) or (b) or Section 6.1(f) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents or provides a link thereto on the Borrower’s website on the internet at the website address set forth in Section 14.1 or (ii) on which such documents are posted on the Borrower’s behalf on an internet or intranet website, if any, to which the Administrative Agent and each Lender have access; provided, that (A) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender if so requested until a written notice is received by the Borrower from the Administrative Agent or such Lender to cease delivering paper copies and (B) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent and each Lender of the posting of any such documents and provide to the Administrative Agent and each Lender by electronic mail electronic versions (i.e. soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of all Compliance Certificates.

6.2. Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Default or Event of Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of the Borrower, affecting the Borrower or any Subsidiary which, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that alone, or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower or its Subsidiaries in an aggregate amount exceeding $2,500,000;

(d) any material investigation of the Borrower or any Subsidiary by any Governmental Authority having regulatory authority over the Borrower or any such Subsidiary (other than routine examinations of the Borrower and/or any such Subsidiary) to the extent that such Governmental Authority has consented to the giving of such notice (if the consent of such Governmental Authority is required for the Borrower to give such notice);

(e) the issuance of any cease and desist order (whether written or oral), written agreement, cancellation of insurance or other public or enforcement action by the FDIC or other Governmental Authority having regulatory authority over the Borrower or any Subsidiary;

(f) the issuance of any material informal enforcement action, including, without limitation, a memorandum of understanding or proposed disciplinary action by or from any Governmental Authority having regulatory authority over the Borrower or any Subsidiary, to the extent that the Borrower or any such Subsidiary is permitted to disclose such information (provided that the Borrower shall take all reasonable efforts to obtain any necessary regulatory consents); and

(g) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a written statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

6.3. Existence; Conduct of Business. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence and its respective rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business and will continue to engage in the same business as presently conducted or such other businesses that are reasonably related thereto; provided, that nothing in this Section shall prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.3.

6.4. Compliance with Laws, Etc. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and requirements of any Governmental Authority (including without limitation all federal and state banking statutes and regulations) applicable to its assets, except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

6.5. Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay and discharge at or before maturity, all of its obligations and liabilities (including without limitation all tax liabilities and all claims that could result in a statutory Lien) before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such

Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

6.6. Books and Records. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities to the extent necessary to prepare the consolidated and consolidating financial statements of the Borrower in conformity with GAAP.

6.7. Visitation, Inspection, Etc. The Borrower will, and will cause each of its Subsidiaries to, permit any representative of the Administrative Agent and of each Lender to, subject to Section 10.11, visit and inspect its properties, to examine its books and records and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with any of its officers and with its independent certified public accountants, all at such reasonable times and as often as the Administrative Agent or such Lender may reasonably request after reasonable prior notice to the Borrower and at the Borrower’s expense.

6.8. Maintenance of Properties; Insurance.

(a) The Borrower will, and will cause each of its Subsidiaries to, (i) keep and maintain all Property material to the conduct of its business in good working order and condition, except for ordinary wear and tear and except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect and (ii) maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business, and the properties and business of its Subsidiaries, against loss or damage of the kinds customarily insured against by companies in the same or similar businesses operating in the same or similar locations.

(b) The deposits of each Financial Institution Subsidiary will at all times be insured by the FDIC.

6.9. Use of Proceeds. The Borrower will use the proceeds of the Credit Extensions on the Effective Date to satisfy the condition set forth in Section 4.1(g). After the Effective Date, proceeds of Revolving Loans will be used (i) to maintain cash at the Borrower in amounts required to be maintained by the FRB from time to time and (ii) for general corporate purposes and liquidity, including share repurchases. No part of the proceeds of any Credit Extension will be used, whether directly or indirectly, for any purpose that would violate any rule or regulation of the FRB, including Regulation T, U or X.

6.10. Further Assurances. The Borrower agrees, upon request of the Administrative Agent, to execute and deliver or cause to be executed and delivered such further instruments, documents and certificates, and to and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Administrative Agent to carry out more effectively the provisions and purposes of this Agreement and the other Loan Documents. Without limiting the foregoing, the Borrower shall, and shall cause each Subsidiary to, provide such information and take such actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act.

ARTICLE VII

NEGATIVE COVENANTS

The Borrower covenants and agrees that so long as any principal of and interest on the Loans or any fee or other obligation owing hereunder remains unpaid, and for so long as any Lender has any Commitment or other obligation to the Borrower hereunder:

7.1. Indebtedness. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness of the Borrower created pursuant to the Loan Documents;

(b) Indebtedness existing on the date hereof and set forth on Schedule 7.1 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) or shorten the maturity or the weighted average life thereof;

(c) Permitted Financial Institution Subsidiary Indebtedness;

(d) Indebtedness constituting obligations of the Borrower and any Financial Institution Subsidiary under debentures, indentures, trust agreements and guarantees in connection with the issuance by such Persons of trust preferred securities and other types of hybrid securities (but only to the extent that the Governmental Authority having regulatory authority over the Borrower permits the inclusion of such securities in the calculation of its Total Risk-based Capital Ratio or its Tier I Risk-based Capital Ratio under Section 7.12(c)(i)); provided, that aggregate amount outstanding at any time under this clause (d) shall not to exceed $5,000,000;

(e) (i) Indebtedness owed by the Borrower or any “affiliate” of the Borrower (as defined in Regulation W of the FRB and sections 23A and 23B of the Federal Reserve Act) to any Financial Institution Subsidiary not in violation of Regulation W of the FRB (as amended, supplemented or otherwise modified), or (ii) Indebtedness owed by any Subsidiary to the Borrower or (iii) Indebtedness owed by the Borrower or any Subsidiary to a Subsidiary other than a Financial Institution Subsidiary;

(f) Indebtedness constituting capital leases of any real property and improvements thereon that are owned by the Borrower or any Subsidiary and that have been sold by the Borrower or such Subsidiary to a third person and have been leased back from such Person;

(g) Any other Indebtedness that is subordinated to the Indebtedness under this Agreement on the following terms: (i) no part of the principal of such Indebtedness is stated to be payable or is required to be paid (whether by way of mandatory sinking fund, mandatory redemption, mandatory prepayment or otherwise) prior to the date that is 6 months following the Term Facility Termination Date and the payment of principal of which and any other obligations of the Borrower with respect thereof (other than interest subject to clause (g)(ii) below) are subordinated to the prior payment in full of principal and interest (including post-petition interest) and all other obligations and amounts of the Borrower to the Lenders hereunder on terms and conditions first approved in writing by the Required Lenders, (ii) no part of the interest accruing on such Indebtedness is payable, without the prior written consent of the Required Lenders, after a Default or Event of Default has occurred and is continuing, and (iii) such Indebtedness otherwise contains terms, covenants and conditions in form and substance reasonably satisfactory to the Required Lenders as evidenced by its prior written approval thereof;

(h) other unsecured Indebtedness of the Borrower and its Subsidiaries in an aggregate amount outstanding at any time not to exceed $5,000,000; and

(i) Purchase money indebtedness and capitalized lease obligations secured by Liens permitted under this Agreement in an aggregate amount outstanding at any time not to exceed $5,000,000.

7.2. Negative Pledge. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien on any of its Property now owned or hereafter acquired (including without limitation in the case of the Borrower, the capital stock of any Financial Institution Subsidiary), except:

(a) Liens (if any) created in favor of the Administrative Agent for the benefit of the Lenders;

(b) Permitted Encumbrances;

(c) Liens granted to secure any Indebtedness expressly permitted pursuant to Section 7.1(f) (as long as such Lien shall extend only to the real property and improvements subject to such capital leases);

(d) Liens on Property of the Borrower or any of its Subsidiaries created solely for the purpose of securing Indebtedness expressly permitted by Section 7.1(i), representing or incurred to finance, refinance or refund the purchase price of Property, provided that no such Lien shall extend to or encumber other Property of the Borrower or such Subsidiary other than the respective Property so acquired, and the principal amount of Indebtedness secured thereby shall at no time exceed the original purchase price of such Property; and

(e) extensions, renewals, or replacements of any Lien referred to in paragraphs (a), (b), (c) and (d) of this Section; provided, that the principal amount of the Indebtedness secured thereby is not increased in any manner that would exceed the amounts permitted in Section 7.1 and that any such extension, renewal or replacement is limited to the assets originally encumbered thereby.

Notwithstanding anything herein or otherwise to the contrary, the Borrower shall not grant any Lien, or otherwise permit any Lien to exist, on the capital stock of any Financial Institution Subsidiary (other than Liens in favor of the Administrative Agent for the benefit of the Lenders).

7.3. Fundamental Changes.

(a) The Borrower will not, and will not permit any Subsidiary to, (i) merge into or consolidate into any other Person, or permit any other Person to merge into or consolidate with it, or (ii) sell, lease, transfer or otherwise dispose of (in a single transaction or a series of transactions) all or a material portion of its assets (other than in the ordinary course of business) or all or substantially all of the stock of any of its Subsidiaries or (iii) liquidate or dissolve; provided, that if at the time thereof and immediately after giving effect thereto on a pro forma basis, no Default or Event of Default shall have occurred, (A) the Borrower or any Subsidiary may merge with a Person, provided that (1) if the Borrower is a party to such merger, the Borrower shall be the surviving Person, (2) if a Subsidiary is a party to such merger, such Subsidiary shall be the surviving Person (if two Subsidiaries are party to such merger, one of those Subsidiaries shall be the surviving Person) and (3) such merger shall not constitute a Change in Control of the Borrower, (B) any Subsidiary may sell, lease, transfer or dispose of its assets to the Borrower or another Subsidiary, (C) any Financial Institution Subsidiary may sell loans, investments, or other similar assets in the ordinary course of its business, provided, that such sale or series of sales do not constitute a sale of all or substantially all of such Financial Institution Subsidiary’s assets, and (D) the Borrower and any Subsidiary may sell any (i) real property and improvements thereon that are owned (in whole or in part) by the Borrower or such Subsidiary and that are subsequently leased back by the Borrower or such Subsidiary and (ii) Other Real Estate Owned.

(b) The Borrower will not dispose of any stock or other equity interest in any of its Financial Institution Subsidiaries, whether by sale, assignment, lease or otherwise, without the prior written consent of Required Lenders; provided, however, that, if at the time thereof and immediately after giving effect thereto, on a pro forma basis, no Default or Event of Default shall exist or shall have occurred, the Borrower shall be permitted to allow Financial Institution Subsidiaries to be merged into or consolidated with any other Financial Institution Subsidiary.

(c) The Borrower will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the date hereof and businesses reasonably related thereto and any types of businesses that are expressly permitted by any Governmental Authority having jurisdiction over the Borrower and/or any Financial Institutions Subsidiary.

7.4. Restricted Payments. The Borrower will not, and will not permit its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any dividend on any class of its stock, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement, defeasance, prepayment or other acquisition of, any shares of capital stock or Indebtedness subordinated to the Obligations of the Borrower or any options, warrants, or other rights to purchase such capital stock or such Indebtedness, whether now or hereafter outstanding (each a “Restricted Payment”); provided, however, that the Borrower and its Subsidiaries may make and agree to make Restricted Payments so long as no

Default or Event of Default then exists or would result (on a pro forma basis) from the making of such Restricted Payment; provided, further, however, that any Subsidiary may make Restricted Payments to the Borrower at any time.

7.5. Restrictive Agreements. The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit any Lien upon any of its assets or properties, whether now owned or hereafter acquired, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to its common stock, to make or repay loans or advances to the Borrower or any other Subsidiary, to guarantee Indebtedness of the Borrower or any other Subsidiary or to transfer any of its Property to the Borrower or any Subsidiary of the Borrower; provided, that (i) the foregoing shall not apply to restrictions or conditions imposed by law or by this Agreement or any other Loan Document, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is sold and such sale is permitted hereunder, and (iii) clause (a) shall not apply to customary provisions in leases restricting the assignment thereof.

7.6. Investments, Etc. The Borrower will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly-owned Subsidiary prior to such merger), any capital stock, Indebtedness or other securities (including any option, warrant, or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) all or substantially all of the assets of a Person, or of any business or division of any Person (all of the foregoing being collectively called “Investments”), except:

(a) Investments existing on the date hereof (including Investments in Subsidiaries) that have been disclosed to the Lenders and/or that are set forth on the most current financial statements that have been delivered to the Lenders;

(b) Investments purchased in the ordinary course of business by any Financial Institution Subsidiary;

(c) Investments made by the Borrower in or to any Subsidiary and by any Subsidiary in or to the Borrower or in or to another Subsidiary;

(d) Investments made for the purpose of making or consummating an Acquisition; provided, that (i) no Default or Event of Default shall have occurred or would result (on a pro forma basis) from the making or consummation of such Acquisition, (ii) not less than five (5) Business Days prior to the consummation of the Acquisition, the Borrower shall have delivered a Compliance Certificate evidencing compliance with the covenants set forth in Section 7.12 hereof on a pro forma basis after giving effect to such Acquisition, (iii) such Acquisitions are undertaken in accordance with all applicable laws, and (iv) the prior written consent or approval of such Acquisition of the board of directors or equivalent governing body of the Person being acquired has been obtained; provided, further, that in the case of any Investment by the Borrower or any Subsidiary in which the Borrower or such Subsidiary acquires, directly or indirectly, fifty percent (50%) or more of the voting stock any Person that is a regulated financial institution, such acquired Person shall become a Financial Institution Subsidiary for purposes of this Agreement;

(e) Guarantees of the Borrower of any Indebtedness expressly permitted under Section 7.1(d); and

(f) Other Investments made in the ordinary course of business and in accordance with applicable laws and regulations and safe and sound business practices.

7.7. Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any Property to, or purchase, lease or otherwise acquire any Property from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower and any Subsidiary not involving any other Affiliates and (c) any Restricted Payment expressly permitted by Section 7.4.

7.8. Hedging Transactions. The Borrower will not, and will not permit any of the Subsidiaries to, enter into any Hedging Transaction, other than Hedging Transactions entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities. Solely for the avoidance of doubt, the Borrower acknowledges that a Hedging Transaction entered into for speculative purposes or of a speculative nature (which shall be deemed to include any Hedging Transaction under which the Borrower or any of the Subsidiaries is or may become obliged to make any payment (i) in connection with the purchase by any third party of any Capital Stock or any Indebtedness or (ii) as a result of changes in the market value of any Capital Stock or any Indebtedness) is not a Hedging Transaction entered into in the ordinary course of business to hedge or mitigate risks.

7.9. Unsafe and Unsound Practices. The Borrower will not, and will not permit any of its Subsidiaries to, engage in any unsafe or unsound business practice that could reasonably be expected to have a Material Adverse Effect.

7.10. Most Favored Lender Status. The Borrower will not, and will not permit any of its Subsidiaries to, enter into, amend or modify documents evidencing or governing Indebtedness to which the Borrower or its Subsidiaries are bound, that contain, or are amended and modified to contain, one or more Additional Covenants or Additional Defaults, unless in each case the Borrower or such Subsidiary contemporaneously executes an amendment to this Agreement, in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders, to include such Additional Covenants or Additional Defaults herein; provided, that to the extent that the Borrower or any Subsidiary shall enter into, assume or otherwise become bound by or obligated under such amendment or agreement containing one or more Additional Covenants or Additional Defaults without amending this Agreement to include such Additional Covenants or Additional Defaults, the terms of this Agreement shall nonetheless, without any further action on the part of the Borrower or any Subsidiary, be deemed or amended automatically to include each Additional Covenant and each Additional Default contained in such amendment or agreement.

7.11. Use of Proceeds. The Borrower will not use, and the Borrower shall ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or (ii) in any manner that would result in the violation of any applicable Sanctions.

7.12. Financial Covenants. The Borrower covenants and agrees that so long as any principal of and interest on the Loans or any fee or other obligation owing hereunder remains unpaid, and for so long as any Lender has any Commitment or other obligation to the Borrower hereunder:

(a) Consolidated Net Worth. The Borrower will not permit its Consolidated Net Worth as of December 31, 2015 to be less than $2,327,616,000. Further, the Borrower will not permit its Consolidated Net Worth at any time after December 31, 2015 (measured at the end of each Fiscal Quarter after December 31, 2015 to be less than (i) $2,327,616,000 plus (ii) 50% of Consolidated Net Income earned on a cumulative basis for each Fiscal Quarter commencing with the Fiscal Quarter ending March 31, 2016; provided, that if Consolidated Net Income is negative in any Fiscal Quarter, the amount added for such Fiscal Quarter shall be zero and such negative Consolidated Net Income shall not reduce the amount of Consolidated Net Income added from any Fiscal Quarter in such period; plus (iii) 100% of the amount by which the Borrower’s “total stockholders’ equity” (as set forth in the Borrower’s consolidated balance sheet most recently delivered pursuant to Section 6.1(a) or Section 6.1(b), as applicable) is increased after the Effective Date as a result of (A) any public or private offering of capital stock of the Borrower, (B) the issuance of capital stock of the Borrower in any merger transaction or in payment of any purchase price (deferred or otherwise) in any acquisition or (C) the conversion of debt securities of the Borrower to capital stock of the Borrower, but in any event excluding the issuance of capital stock of the Borrower under stock options, stock grants and other compensation plans of the Borrower and/or its Subsidiaries.

(b) Ratio of Nonperforming Assets to Loans and OREO. The Borrower on a consolidated basis will not permit at the end of any Fiscal Quarter (commencing with the Fiscal Quarter ending December 31, 2015), Nonperforming Assets to be greater than 3.00% of the sum of Total Loans and Other Real Estate Owned. For purposes of determining compliance with this Section, the defined terms used in this Section shall exclude, without duplication, assets that are covered under loss-sharing or risk-sharing agreements with the FDIC.

(c) Regulatory Capital.

(i) The Borrower will be “well capitalized” for all applicable state and federal regulatory purposes at all times, and the Borrower (i) will have a Total Risk-based Capital Ratio of 11.50% or greater, a Tier 1 Risk-based Capital Ratio of 9.50% or greater, and a leverage ratio of 8.00% or greater (each as defined by applicable federal and state regulations or orders), and will not be subject to any written agreement, order, capital directive or prompt corrective action directive by any Governmental Authority having regulatory authority over the Borrower or (ii) if required by any Governmental Authority having regulatory authority over the Borrower in order to remain “well capitalized” and in compliance with all applicable regulatory requirements, will have such higher amounts of Total Risk-based Capital and Tier 1 Risk-based Capital and/or such greater leverage ratio as specified by such Governmental Authority.

(ii) Each Financial Institution Subsidiary of the Borrower will be “well capitalized” for all applicable state and federal regulatory purposes at all times, and such Financial Institution Subsidiary (i) will have a Total Risk-based Capital Ratio of 11.50% or greater, a Tier 1 Risk-based Capital Ratio of 9.50% or greater, and a leverage ratio of 8.00% or greater (each as defined by applicable federal and state regulations or orders) and not be subject to any written agreement, order, capital directive or prompt corrective action directive by any Governmental Authority having regulatory authority over such Financial Institution Subsidiary or (ii) if required by any Governmental Authority having regulatory authority over such Financial Institution Subsidiary in order to remain “well capitalized” and in compliance with all applicable regulatory requirements, will have such higher amounts of Total Risk-based Capital and Tier 1 Risk-based Capital and/or such greater leverage ratio as specified by such Governmental Authority.

(iii) Notwithstanding the foregoing, if at any time any such Governmental Authority changes the definition of “well capitalized” either by amending such ratios or otherwise, such amended definition, and any such amended or new ratios, shall automatically, and in lieu of the existing definitions and ratios set forth in this Section, be incorporated by reference into this Agreement as the minimum standard for the Borrower or any Financial Institution Subsidiary, as the case may be, on and as of the date that any such amendment becomes effective by applicable statute, regulation, order or otherwise.

(d) Return on Average Assets. The Borrower will have, as of the end of each Fiscal Quarter (commencing with the Fiscal Quarter ending December 31, 2015), a Return on Average Assets of not less than the percentage specified immediately below corresponding to the applicable Fiscal Quarter:

Fiscal Quarter Ending	Return on Average Assets
December 31, 2015	0.20%
March 31, 2016 and each Fiscal Quarter thereafter	0.60%

(e) Minimum Cash at Borrower. The Borrower shall at all times maintain adequate unrestricted cash or eligible unrestricted securities directly at the Borrower in accordance with the requirements of the FRB; provided, that at no time shall the Borrower hold an amount less than $100,000,000.

(f) Dividend Capacity. The Borrower shall cause Whitney Bank to maintain a Dividend Capacity at all times of not less than $100,000,000.

ARTICLE VIII

DEFAULTS

The occurrence of any one or more of the following events shall constitute an Event of Default (each, an “Event of Default”):

8.1. The Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or otherwise.

8.2. The Borrower shall fail to pay any interest on any Loan or any fee or any other Obligation (other than an amount payable under Section 8.1), when and as the same shall become due and payable and such failure shall continue unremedied for a period of three (3) days.

8.3. Any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with this Agreement or any other Loan Document (including the Schedules attached thereto) and any amendments or modifications hereof or waivers hereunder, or in any certificate, report, financial statement or other document submitted to the Administrative Agent or the Lenders by the Borrower or any representative of the Borrower pursuant to or in connection with this Agreement or any other Loan Document shall prove to be incorrect in any material respect when made or deemed made or submitted.

8.4. The Borrower shall fail to observe or perform any covenant or agreement contained in Section 6.1, Section 6.2, Section 6.3 (with respect to the Borrower’s existence), Section 6.7, Section 6.9 or Article VII.

8.5. The Borrower shall fail to observe or perform any covenant or agreement contained (i) in this Agreement (other than those referred to in Section 8.1, Section 8.2 and Section 8.4 above), and such failure shall remain unremedied for 30 days after the earlier of (x) any officer of the Borrower becomes aware of such failure, or (y) notice thereof shall have been given to the Borrower by the Administrative Agent or the Required Lenders or (ii) in any other Loan Document (after taking into consideration any applicable grace periods).

8.6. The Borrower or any Subsidiary (whether as primary obligor or as guarantor or other surety) shall fail to pay any Indebtedness (other than under this Agreement or the Term Note) owed to any Lender or to any other Person, in each case, in an amount greater than $5,000,000 that is outstanding, when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of such Indebtedness (without regard to whether such holders or other Person shall have exercised or waived their right to do so); or any such Indebtedness shall be declared to be due and payable; or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or any offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof (and for purposes of determining the amount of attributed Indebtedness under this Section 8.6 from Hedging Obligations, the “principal amount” of any Hedging Obligations at any time shall be the Net Mark-to-Market Exposure of such Hedging Obligations).

8.7. The Borrower or any Subsidiary shall (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its Property, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Section 8.7, (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Borrower or any such Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing.

8.8. An involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary or its debts, or any substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Borrower or any Subsidiary or for a substantial part of its assets, and in any such case, such proceeding or petition shall remain undismissed for a period of 60 days or an order or decree approving or ordering any of the foregoing shall be entered.

8.9. Without duplication of Section 8.6, the Borrower or any Subsidiary shall become unable to pay, shall admit in writing its inability to pay, or shall fail to pay, its debts as they become due.

8.10. An ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with other ERISA Events that have occurred, could reasonably be expected to result in liability to the Borrower and the Subsidiaries in an aggregate amount exceeding $5,000,000.

8.11. Any judgment or order for the payment of money in excess of $5,000,000 in the aggregate not covered by insurance and for which the applicable insurer shall have acknowledged in writing that such claim or payment is insured shall be rendered against the Borrower or any Subsidiary, and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

8.12. Any non-monetary judgment or order shall be rendered against the Borrower or any Subsidiary that could reasonably be expected to have a Material Adverse Effect, and there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

8.13. A Change in Control shall occur.

8.14. Any Governmental Authority having regulatory authority over the Borrower or any Subsidiary shall take any action that restricts, or has the practical effect of restricting, the payment of dividends from any such Subsidiary to the Borrower or the payment of any debt owing by a Subsidiary to the Borrower.

8.15. Any Financial Institution Subsidiary shall cease for any reason (other than as a result of being merged into another Financial Institution Subsidiary) to be an insured bank under the Federal Deposit Insurance Act, as amended.

8.16. The FRB, the FDIC or any other Governmental Authority charged with the regulation of bank holding companies or depository institutions: (i) issues (whether orally or in writing) to the Borrower or any Financial Institution Subsidiary, or initiates through formal proceedings any action, suit or proceeding to obtain against, impose on or require from the Borrower or any Financial Institution Subsidiary, a cease and desist order or similar regulatory order, the assessment of civil monetary penalties, articles of agreement, a memorandum of understanding, a capital directive, a capital restoration plan, restrictions that prevent or as a practical matter impair the payment of dividends by any Financial Institution Subsidiary or the payments of any debt by the Borrower, restrictions that make the payment of the dividends by any Financial Institution Subsidiary or the payment of debt by the Borrower subject to prior regulatory approval, a notice or finding under subsection 8(a) of the Federal Deposit Insurance Act, as amended, or any similar enforcement action, measure or proceeding; or (ii) proposes or issues (whether orally or in writing) to any executive officer or director of the Borrower or any Financial Institution Subsidiary, or initiates any action, suit or proceeding to obtain against, impose on or require from any such officer or director, a cease and desist order or similar regulatory order, a removal order or suspension order, or the assessment of civil monetary penalties, unless any such orders or penalties would not reasonably be expected to have a Material Adverse Effect.

8.17. There shall occur with respect to any Financial Institution Subsidiary any event that is grounds for the required submission of a capital restoration plan under 12 U. S. C. §1831o (e)(2) and the regulations thereunder, or a conservator or receiver is appointed for any Financial Institution Subsidiary.

8.18. Any order or decree is entered by any court of competent jurisdiction directly or indirectly enjoining or prohibiting the Administrative Agent, any Lender or the Borrower from performing any of their respective obligations under this Agreement or under any of the other Loan Documents and such order or decree is not vacated, and the proceedings out of which such order or decree arose are not dismissed, within 60 days after the granting of such decree or order.

8.19. The Borrower or any Financial Institution Subsidiary shall enter into a written agreement with any Governmental Authority having regulatory authority over such Person for any reason which could reasonably be expected to have a Material Adverse Effect.

8.20. The filing of formal charges by any Governmental Authority or quasi-governmental entity, including, without limitation, the issuance of an indictment under a RICO Related Law against Borrower or any Subsidiary of Borrower.

ARTICLE IX

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

9.1. Acceleration; Remedies.

(a) If any Event of Default described in Section 8.7 or 8.8 occurs with respect to the Borrower, the obligations of the Lenders to make Loans hereunder shall automatically terminate and the Obligations under this Agreement and the other Loan Documents shall immediately become due and payable without any election or action on the part of the Administrative Agent or any Lender. If any other Event of Default occurs, the Administrative Agent may, and at the request of the Required Lenders shall, terminate or suspend the obligations of the Lenders to make Loans hereunder or declare the Obligations under this Agreement and the other Loan Documents to be due and payable, or both, whereupon the Obligations under this Agreement and the other Loan Documents shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives.

(b) If, within thirty (30) days after acceleration of the maturity of the Obligations under this Agreement and the other Loan Documents or termination of the obligations of the Lenders to make Loans hereunder as a result of any Event of Default (other than any Event of Default as described in Section 8.7 or 8.8 with respect to the Borrower) and before any judgment or decree for the payment of the Obligations due under this Agreement and the other Loan Documents shall have been obtained or entered, the Lenders (in their sole discretion) shall so direct, the Administrative Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.

(c) Upon the occurrence and during the continuation of any Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise all rights and remedies under the Loan Documents and enforce all other rights and remedies under applicable law.

9.2. Application of Funds. After the exercise of remedies provided for in Section 9.1 (or after the Obligations under this Agreement and the other Loan Documents have automatically become immediately due and payable as set forth in the first sentence of Section 9.1(a)), any amounts received by the Administrative Agent on account of the Obligations shall be applied by the Administrative Agent in the following order:

(a) First, to payment of fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

(b) second, to payment of fees, indemnities and other reimbursable expenses (other than principal, interest, and commitment fees) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders as required by Section 10.6 and amounts payable under Article III);

(c) third, to payment of accrued and unpaid commitment fees and interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this Section 9.2(c) payable to them;

(d) fourth, to payment of all Obligations ratably among the Lenders;

(e) last, the balance, if any, to the Borrower or as otherwise required by law.

9.3. Amendments. Subject to the provisions of this Section 9.3, the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to this Agreement, or changing in any manner the rights of the Lenders or the Borrower hereunder or thereunder or waiving any Default or Event of Default hereunder; provided, however, that no such supplemental agreement shall:

(a) without the consent of each Lender directly affected thereby, extend the Revolving Facility Maturity Date, extend the final maturity of any Loan to a date after the Term Facility Termination Date or postpone any regularly scheduled payment of principal of any Loan or forgive all or any portion of the principal amount thereof, or reduce the rate or extend the time of payment of interest or fees thereon or increase the amount of the Commitment of such Lender hereunder.

(b) without the consent of all of the Lenders, reduce the percentage or the number specified in the definition of Required Lenders.

(c) without the consent of all of the Lenders, amend Section 9.2, this Section 9.3 or Section 12.2; provided, that the foregoing limitation in respect of Section 12.2 shall not prohibit each Lender directly affected thereby from consenting to the extension of the final maturity date of its Loans beyond the Term Facility Termination Date as contemplated by Section 9.3(a) above.

No amendment of any provision of this Agreement relating to the Administrative Agent shall be effective without the written consent of the Administrative Agent. The Administrative Agent may waive payment of the fee required under Section 13.3(c) without obtaining the consent of any other party to this Agreement. Notwithstanding anything to the contrary herein, the Administrative Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency of a technical or immaterial nature, as determined in good faith by the Administrative Agent.

9.4. Preservation of Rights. No delay or omission of the Lenders, or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Event of Default or an acquiescence therein, and the making of a Credit Extension notwithstanding the existence of an Event of Default or the inability of the Borrower to satisfy the conditions precedent to such Credit Extension shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 9.3, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent and the Lenders until the Obligations have been paid in full.

ARTICLE X

GENERAL PROVISIONS

10.1. Survival of Representations. All representations and warranties of the Borrower contained in this Agreement shall survive the making of the Credit Extensions herein contemplated.

10.2. Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

10.3. Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

10.4. Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrower, the Administrative Agent and the Lenders and supersede all prior agreements and understandings among the Borrower, the Administrative Agent, and the Lenders relating to the subject matter thereof other than those contained in the Fee Letters which shall survive and remain in full force and effect during the term of this Agreement.

10.5. Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Administrative Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns, provided, however, that the parties hereto expressly agree that the Arranger shall enjoy the benefits of the provisions of Sections 10.6, 10.10 and 11.11 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.

10.6. Expenses; Indemnification.

(a) The Borrower shall reimburse the Administrative Agent and the Arranger upon demand for all reasonable out-of-pocket expenses paid or incurred by the Administrative Agent or the Arranger, including, without limitation, filing and recording costs and fees, costs of any environmental review, and consultants’ fees, travel expenses and reasonable fees, charges and disbursements of outside counsel to the Administrative Agent and the Arranger and/or the allocated costs of in-house counsel incurred from time to time, in connection with the due diligence, preparation, administration, negotiation, execution, delivery, syndication, distribution (including, without limitation, via DebtX and any other internet service selected by the Administrative Agent), review, amendment, modification, and administration of the Loan Documents. The Borrower also agrees to reimburse the Administrative Agent, the Arranger and the Lenders for any costs, internal charges and out-of-pocket expenses, including, without limitation, filing and recording costs and fees, costs of any environmental review, and consultants’ fees, travel expenses and reasonable fees, charges and disbursements of outside counsel to the Administrative Agent, the Arranger and the Lenders and/or the allocated costs of in-house counsel incurred from time to time, paid or incurred by the Administrative Agent, the Arranger, or any Lender in connection with the collection and enforcement of the Loan Documents. Expenses being reimbursed by the Borrower under this Section 10.6(a) include, without limitation, costs and expenses incurred in connection with the Reports described in the following sentence. The Borrower acknowledges that from time to time U.S. Bank may prepare and may distribute to the Lenders (but shall have no obligation or duty to prepare or to distribute to the Lenders) certain audit reports (the “Reports”) pertaining to the Borrower’s assets for internal use by U.S. Bank from information furnished to it by or on behalf of the Borrower, after U.S. Bank has exercised its rights of inspection pursuant to this Agreement.

(b) The Borrower hereby further agrees to indemnify and hold harmless the Administrative Agent, the Arranger, each Lender, their respective affiliates, and each of their directors, officers and employees, agents and advisors (each, an “Indemnitee”) against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, reasonable attorneys’ fees, charges and disbursements and settlement costs (including, without limitation, all expenses of litigation or preparation therefor) whether or not the Administrative Agent, the Arranger, any Lender or any affiliate is a party thereto) which any such Indemnitee may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby, any actual or alleged presence or release of Hazardous Materials on or from any Property owned or operated by Borrower or any of its Subsidiaries, any environmental liability related in any way to Borrower or any of its Subsidiaries, or any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower or any of its Subsidiaries, or the direct or indirect application or proposed application of the proceeds of any Credit Extension hereunder except to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the applicable Indemnitee. The obligations of the Borrower under this Section 10.6 shall survive the termination of this Agreement.

10.7. Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to each of the Lenders.

10.8. Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP in a manner consistent with that used in preparing the financial statements referred to in Section 5.4, except that any calculation or determination which is to be made on a consolidated basis shall be made for the Borrower and all of its Subsidiaries, including those Subsidiaries, if any, which are unconsolidated on the Borrower’s audited financial statements; provided, however that, notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to (i) any election under Accounting Standards Codification Section 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any of its Subsidiaries at “fair value”, as defined therein, or (ii) any treatment of Indebtedness in respect of convertible debt instruments under Financial Accounting Standards Codification Subtopic 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and the Borrower, the Administrative Agent or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders), provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and the Borrower shall provide to the Administrative Agent and the Lenders reconciliation statements showing the difference in such calculation, together with the delivery of monthly, quarterly and annual financial statements required hereunder.

10.9. Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

10.10. Nonliability of Lenders. The relationship between the Borrower on the one hand and the Lenders and the Administrative Agent on the other hand shall be solely that of borrower and lender. Neither the Administrative Agent, the Arranger, nor any Lender shall have any fiduciary responsibilities to the Borrower. Neither the Administrative Agent, the Arranger, nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations. The Borrower agrees that neither the Administrative Agent, the Arranger, nor any Lender shall have liability to the Borrower (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. Neither the Administrative

Agent, the Arranger, nor any Lender shall have any liability with respect to, and the Borrower hereby waives, releases and agrees not to sue for, any special, indirect, consequential or punitive damages suffered by the Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby. It is agreed that the Arranger shall, in its capacity as such, have no duties or responsibilities under the Agreement or any other Loan Document. Each Lender acknowledges that it has not relied and will not rely on the Arranger in deciding to enter into the Agreement or any other Loan Document or in taking or not taking any action.

10.11. Confidentiality. The Administrative Agent and each Lender agrees to hold any confidential information which it may receive from the Borrower in connection with this Agreement in confidence, except for disclosure (i) to its Affiliates and to the Administrative Agent and any other Lender and their respective Affiliates, and, in each case, their respective employees, directors, and officers, (ii) to legal counsel, accountants, and other professional advisors to the Administrative Agent or such Lender, (iii) as provided in Section 13.3(e), (iv) to regulatory officials, (v) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (vi) to any Person in connection with any legal proceeding to which it is a party, (vii) to its direct or indirect contractual counterparties in swap agreements or to legal counsel, accountants and other professional advisors to such counterparties, (viii) to rating agencies if requested or required by such agencies in connection with a rating relating to the Advances hereunder, (ix) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, and (x) to the extent such information (1) becomes publicly available other than as a result of a breach of this Section 10.11 or (2) becomes available to the Administrative Agent or any other Lender on a non-confidential basis from a source other than the Borrower. Without limiting Section 10.4, the Borrower agrees that the terms of this Section 10.11 shall set forth the entire agreement between the Borrower and the Administrative Agent and each Lender with respect to any confidential information previously or hereafter received by the Administrative Agent or such Lender in connection with this Agreement, and this Section 10.11 shall supersede any and all prior confidentiality agreements entered into by the Administrative Agent or any Lender with respect to such confidential information.

10.12. Nonreliance. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U) for the repayment of the Credit Extensions provided for herein.

10.13. Disclosure. The Borrower and each Lender hereby acknowledge and agree that U.S. Bank and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with the Borrower and its Affiliates.

10.14. USA PATRIOT ACT NOTIFICATION. The following notification is provided to Borrower pursuant to Section 326 of the PATRIOT Act:

Each Lender that is subject to the requirements of the PATRIOT Act hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the PATRIOT Act.

ARTICLE XI

THE ADMINISTRATIVE AGENT

11.1. Appointment; Nature of Relationship. U.S. Bank National Association is hereby appointed by each of the Lenders as its contractual representative (herein referred to as the “Administrative Agent”) hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Administrative Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents. The Administrative Agent agrees to act as such contractual representative upon the express conditions contained in this Article XI. Notwithstanding the use of the defined term “Administrative Agent,” it is expressly understood and agreed that the Administrative Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that the Administrative Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders’ contractual representative, the Administrative Agent (i) does not hereby assume any fiduciary duties to any of the Lenders and (ii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders hereby agrees to assert no claim against the Administrative Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.

11.2. Powers. The Administrative Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Administrative Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Administrative Agent.

11.3. General Immunity. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is determined in a final non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Person.

11.4. No Responsibility for Loans, Recitals, etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (c) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered solely to the Administrative Agent; (d) the existence or possible existence of any Default or Event of Default; (e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; (f) the value, sufficiency, creation, perfection or priority of any Lien in any collateral security; or (g) the financial condition of the Borrower or any guarantor of any of the Obligations or of any of the Borrower’s or any such guarantor’s respective Subsidiaries.

11.5. Action on Instructions of Lenders. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. The Lenders hereby acknowledge that the Administrative Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders. The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

11.6. Employment of Administrative Agents and Counsel. The Administrative Agent may execute any of its duties as Administrative Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Administrative Agent and the Lenders and all matters pertaining to the Administrative Agent’s duties hereunder and under any other Loan Document.

11.7. Reliance on Documents; Counsel. The Administrative Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex, electronic mail message, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and, in respect to legal matters, upon the opinion of counsel selected by the Administrative Agent, which counsel may be employees of the Administrative Agent. For purposes of determining compliance with the conditions specified in Sections 4.1 and 4.2, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the applicable date specifying its objection thereto.

11.8. Administrative Agent’s Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Administrative Agent ratably in proportion to their respective Pro Rata Shares (determined without excluding the Defaulting Lenders) (i) for any amounts not reimbursed by the Borrower for which the Administrative Agent is entitled to reimbursement by the Borrower under the Loan Documents, (ii) for any other expenses incurred by the Administrative Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including, without limitation, for any expenses incurred by the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders) and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents, provided that (i) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Administrative Agent and (ii) any indemnification required pursuant to Section 3.5(d) shall, notwithstanding the provisions of this Section 11.8, be paid by the relevant Lender in accordance with the provisions thereof. The obligations of the Lenders under this Section 11.8 shall survive payment of the Obligations and termination of this Agreement.

11.9. Notice of Event of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received written notice from a Lender or the Borrower referring to this Agreement describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders; provided that, except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.

11.10. Rights as a Lender. In the event the Administrative Agent is a Lender, the Administrative Agent shall have the same rights and powers hereunder and under any other Loan Document with respect to its Commitment and its Loans as any Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, at any time when the Administrative Agent is a Lender, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person.

11.11. Lender Credit Decision, Legal Representation.

(a) Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Arranger or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arranger or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents. Except for any notice, report, document or other information expressly required to be furnished to the Lenders by the Administrative Agent or Arranger hereunder, neither the Administrative Agent nor the Arranger shall have any duty or responsibility (either initially or on a continuing basis) to provide any Lender with any notice, report, document, credit information or other information concerning the affairs, financial condition or business of the Borrower or any of its Affiliates that may come into the possession of the Administrative Agent or Arranger (whether or not in their respective capacity as Administrative Agent or Arranger) or any of their Affiliates.

(b) Each Lender further acknowledges that it has had the opportunity to be represented by legal counsel in connection with its execution of this Agreement and the other Loan Documents, that it has made its own evaluation of all applicable laws and regulations relating to the transactions contemplated hereby, and that the counsel to the Administrative Agent represents only the Administrative Agent and not the Lenders in connection with this Agreement and the transactions contemplated hereby.

11.12. Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Administrative Agent or, if no successor Administrative Agent has been appointed, thirty (30) days after the retiring Administrative Agent gives notice of its intention to resign. Upon any such resignation, the Required Lenders shall have the right to appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders within fifteen (15) days after the resigning Administrative Agent’s giving notice of its intention to resign, then the resigning Administrative Agent may appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent. Notwithstanding the previous sentence, the Administrative Agent may at any time without the consent of the Borrower or any Lender, appoint any of its Affiliates which is a commercial bank as a successor Administrative Agent hereunder. If the Administrative Agent has resigned and no successor Administrative Agent has been appointed, the Lenders may perform all the duties of the Administrative Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Administrative Agent shall be deemed to be appointed hereunder until such successor Administrative Agent has accepted the appointment. Any such successor Administrative Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning Administrative Agent. Upon the effectiveness of the resignation of the Administrative Agent, the resigning Administrative Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation of an Administrative Agent, the provisions of this Article XI shall continue in effect for the benefit of such Administrative Agent in respect of any actions taken or omitted to be taken by it while it was acting as the

Administrative Agent hereunder and under the other Loan Documents. In the event that there is a successor to the Administrative Agent by merger, or the Administrative Agent assigns its duties and obligations to an Affiliate pursuant to this Section 11.12, then the term “Prime Rate” as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Administrative Agent.

11.13. Administrative Agent, Arranger and Lender Fees. The Borrower agrees to pay to the Administrative Agent and the Arranger, for their respective accounts, the fees agreed to by the Borrower, the Administrative Agent and the Arranger pursuant to that certain letter agreement dated as of the date hereof between the Administrative Agent and the Borrower (the “U.S. Bank Fee Letter”), or as otherwise agreed from time to time. The Borrower further agrees to pay to Wells Fargo Bank, National Association (“Wells Fargo”), for its account, the fees agreed to by the Borrower and Wells Fargo pursuant to that certain letter agreement dated as of the date hereof between the Wells Fargo and the Borrower (the “Wells Fargo Fee Letter”; the Wells Fargo Fee Letter and the U.S. Bank Fee Letter are collectively referred to herein as the “Fee Letters”).

11.14. Delegation to Affiliates. The Borrower and the Lenders agree that the Administrative Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate’s directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Administrative Agent is entitled under Articles X and XI.

11.15. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Lenders, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) no Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) each of the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and no Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against each of the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

ARTICLE XII

SETOFF; RATABLE PAYMENTS

12.1. Setoff. The Borrower hereby grants each Lender a security interest in all deposits, credits and deposit accounts (including all account balances, whether provisional or final and whether or not collected or available) of the Borrower with such Lender or any Affiliate of such Lender (the “Deposits”) to secure the Obligations. In addition to, and without limitation of, any rights of the Lenders under applicable law, if the Borrower becomes insolvent, however evidenced, or any Event of Default occurs, Borrower authorizes each Lender to offset and apply all such Deposits toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part thereof, shall then be due and regardless of the existence or adequacy of any collateral, guaranty or any other security, right or remedy available to such Lender or the Lenders; provided, that in the event that any Defaulting Lender shall exercise such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.22 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

12.2. Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Outstanding Credit Exposure (other than payments received pursuant to Section 3.1, 3.2, 3.4 or 3.5) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Aggregate Outstanding Credit Exposure held by the other Lenders so that after such purchase each Lender will hold its Pro Rata Share of the Aggregate Outstanding Credit Exposure. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral or other protection ratably in proportion to their respective Pro Rata Shares of the Aggregate Outstanding Credit Exposure. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

ARTICLE XIII

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

13.1. Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lenders and their respective successors and assigns permitted hereby, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents without the prior written consent of each Lender, (ii) any assignment by any Lender must be made in compliance with Section 13.3, and (iii) any transfer by participation must be made in compliance with Section 13.2. Any attempted assignment or transfer by any party not made in compliance with this Section 13.1 shall be null and void, unless such attempted assignment or transfer is treated as a participation in accordance with the terms of this Agreement. The parties to this Agreement acknowledge that clause (ii) of this Section 13.1 relates only to absolute assignments and this Section 13.1 does not prohibit assignments creating security interests, including, without limitation, (x) any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank or (y) in the case of a Lender which is a Fund, any pledge or assignment of all or any portion of its rights under this Agreement and any Note to its trustee in support of its obligations to its trustee; provided, however, that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 13.3. The Administrative Agent may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 13.3; provided, however, that the Administrative Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Loan or which holds any Note to direct payments relating to such Loan or Note to another Person. Any assignee of the rights to any Loan or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.

13.2. Participations.

(a) Permitted Participants; Effect. Any Lender may at any time sell to one or more entities (“Participants”) participating interests in any Outstanding Credit Exposure owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Outstanding Credit Exposure and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents.

(b) Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents provided that each such Lender may agree in its participation agreement with its Participant that such Lender will not vote to approve any amendment, modification or waiver with respect to any Outstanding Credit Exposure or Commitment in which such Participant has an interest which would require consent of all of the Lenders or affected Lenders pursuant to the terms of Section 9.3 or of any other Loan Document.

(c) Benefit of Certain Provisions. The Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 12.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 12.1 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 12.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 12.2 as if each Participant were a Lender. The Borrower further agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.2, 3.4, 3.5, 10.6 and 10.10 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 13.3, provided that (i) a Participant shall not be entitled to receive any greater payment under Section 3.1 or 3.2 than the Lender who sold the participating interest to such Participant would have received had it retained such interest for its own account, unless the sale of such interest to such Participant is made with the prior written consent of the Borrower, and (ii) a Participant shall not be entitled to receive any greater payment under Section 3.5 than the Lender who sold the participating interest to such Participant would have received had it retained such interest for its own account (A) except to the extent such entitlement to receive a greater payment results from a change in treaty, law or regulation (or any change in the interpretation or administration thereof by any Governmental Authority) that occurs after the Participant acquired the applicable participation and (B), in the case of any Participant that would be a Non-U.S. Lender if it were a Lender, such Participant agrees to comply with the provisions of Section 3.5 to the same extent as if it were a Lender (it being understood that the documentation required under Section 3.5(f) shall be delivered to the participating Lender). Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in any Outstanding Credit Exposure, any Note, any Commitment or any other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Outstanding Credit Exposure, any Note, any Commitment or any other obligations under the Loan Documents) to any Person except to the extent that such disclosure is necessary to establish that such Outstanding Credit Exposure, any Note, any Commitment or any other obligations under the Loan Documents is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Consents. The consent of the Borrower shall be required prior to the sale of a participation interest under this Section 13.2 becoming effective unless the Participant is an Affiliate of the Lender selling the participation interest, provided that the consent of the Borrower shall not be required if an Event of Default has occurred and is continuing; provided further that the Borrower shall be deemed to have consented to any such sale of a participation interest unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof.

(e) Dissemination of Information. The Borrower authorizes each Lender to disclose to any Participant or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession; provided that each Transferee and prospective Transferee agrees to be bound by Section 10.11 of this Agreement.

13.3. Assignments.

(a) Permitted Assignments. Any Lender may at any time assign to one or more Eligible Assignees (“Purchasers”) all or any part of its rights and obligations under the Loan Documents. Such assignment shall be substantially in the form of Exhibit C or in such other form reasonably acceptable to the Administrative Agent as may be agreed to by the parties thereto. Each such assignment with respect to a Purchaser which is not a Lender or an Affiliate of a Lender or an Approved Fund shall either be in an amount equal to the entire applicable Commitment and Outstanding Credit Exposure of the assigning Lender or (unless each of the Borrower and the Administrative Agent otherwise consents) be in an aggregate amount not less than $5,000,000. The amount of the assignment shall be based on the Commitment or Outstanding Credit Exposure (if the Commitment has been terminated) subject to the assignment, determined as of the date of such assignment or as of the “Trade Date,” if the “Trade Date” is specified in the assignment.

(b) Consents. The consent of the Borrower shall be required prior to an assignment becoming effective unless the Purchaser is a Lender, an Affiliate of a Lender or an Approved Fund, provided that the consent of the Borrower shall not be required if an Event of Default has occurred and is continuing; provided further that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof. The consent of the Administrative Agent shall be required prior to an assignment becoming effective. Any consent required under this Section 13.3(b) shall not be unreasonably withheld or delayed.

(c) Effect; Assignment Effective Date. Upon (i) delivery to the Administrative Agent of an assignment, together with any consents required by Sections 13.3(a) and 13.3(b), and (ii) payment of a $3,500 fee to the Administrative Agent for processing such assignment (unless such fee is waived by the Administrative Agent), such assignment shall become effective on the effective date specified in such assignment. The assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment and Outstanding Credit Exposure under the applicable assignment agreement constitutes “plan assets” as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be “plan assets” under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party thereto, and the transferor Lender shall be released with respect to the Commitment and Outstanding Credit Exposure assigned to such Purchaser without any further consent or action by the Borrower, the Lenders or the Administrative Agent. In the case of an assignment covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a Lender hereunder but shall continue to be entitled to the benefits of, and subject to, those provisions of this Agreement and the other Loan Documents which survive payment of the Obligations and termination of the applicable agreement. Any assignment or transfer by a Lender of rights or obligations under this

Agreement that does not comply with this Section 13.3 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 13.2. Upon the consummation of any assignment to a Purchaser pursuant to this Section 13.3(c), the transferor Lender, the Administrative Agent and the Borrower shall, if the transferor Lender or the Purchaser desires that its Loans be evidenced by Notes, make appropriate arrangements so that new Notes or, as appropriate, replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Commitments, as adjusted pursuant to such assignment.

(d) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in the United States of America, a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender, pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and each Lender at any reasonable time and from time to time upon reasonable prior notice.

(e) Dissemination of Information. The Borrower authorizes each Lender to disclose to any Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law and any prospective Transferee any and all information in such Lender’s possession; provided that each Transferee and prospective Transferee agrees to be bound by Section 10.11 of this Agreement.

ARTICLE XIV

NOTICES

14.1. Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(i) if to the Borrower, to it at One Hancock Plaza, Gulfport, Mississippi 39502, Attention: Chief Financial Officer, Facsimile: (228) 868-4627, website address (for Section 6.1): Michael.Achary@whitneybank.com;

(ii) if to the Administrative Agent, to it at 505 N. 7th Street, 11th Floor, St. Louis, MO 63101, Attention: Eric Niedbalski, Facsimile: (314) 418-2173;

(iii) if to a Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent or as otherwise determined by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its respective discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it or as it otherwise determines, provided that such determination or approval may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Change of Address, Etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto given in the manner set forth in this Section 14.1.

ARTICLE XV

COUNTERPARTS; INTEGRATION; EFFECTIVENESS; ELECTRONIC EXECUTION; ELECTRONIC RECORDS

15.1. Counterparts; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Except as provided in Article IV, this Agreement shall become effective when it shall have been executed by the Administrative Agent, and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

15.2. Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any assignment and assumption agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, or any other state laws based on the Uniform Electronic Transactions Act.

15.3. Electronic Records. The Borrower hereby acknowledges the receipt of a copy of this Agreement and all other Loan Documents. The Administrative Agent and each Lender may, on behalf of the Borrower, create a microfilm or optical disk or other electronic image of this Agreement and any or all of the Loan Documents. The Administrative Agent and each Lender may store the electronic image of this Agreement and Loan Documents in its electronic form and then destroy the paper original as part of the Administrative Agent’s and each Lender’s normal business practices, with the electronic image deemed to be an original and of the same legal effect, validity and enforceability as the paper originals. The Administrative Agent and each Lender are authorized, when appropriate, to convert any note into a “transferable record” under the Uniform Electronic Transactions Act.

ARTICLE XVI

CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

CHOICE OF LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS) OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

CONSENT TO JURISDICTION. THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT SITTING IN NEW YORK, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY

OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT, OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE ADMINISTRATIVE AGENT, OR ANY LENDER OR ANY AFFILIATE OF THE ADMINISTRATIVE AGENT, OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN NEW YORK, NEW YORK.

WAIVER OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT, AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Borrower, the Lenders, and the Administrative Agent have executed this Agreement as of the date first above written.

HANCOCK HOLDING COMPANY

By:	/s/ Michael M. Achary
Name:	Michael M. Achary
Title:	EVP, Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION, as a Lender and as Administrative Agent

By:	/s/ Andrew J. Cooley
Name:	Andrew J. Cooley
Title:	SVP

Signature Page to

Hancock Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Lori Hartman
Name:	Lori Hartman
Title:	Vice President

Signature Page to

Hancock Credit Agreement

PRICING SCHEDULE

APPLICABLE MARGIN
Eurocurrency Rate	1.50%
Base Rate	0.50%

APPLICABLE FEE RATE
Commitment Fee	0.25%

SCHEDULE 1

Commitments

Lender:	Revolving Commitment:	Term Loan Commitment:	Total Commitment:
U.S. BANK NATIONAL ASSOCIATION	$0	$71,428,571.43	$71,428,571.43
WELLS FARGO BANK, NATIONAL ASSOCIATION	$0	$53,571,428.57	$53,571,428.57

TOTAL COMMITMENTS	$0	$125,000,000.00	$125,000,000.00

SCHEDULE 5.12

Subsidiaries

WHITNEY BANK

Amount of ownership interest of Borrower in Whitney Bank:	100%

An indication of whether or not Whitney Bank is a Financial Institution Subsidiary:	Yes

Whitney Bank’s Jurisdiction of Incorporation	Mississippi

SCHEDULE 7.1

Indebtedness

Subordinated Debt
Publicly Held, maturing June 2045
Date: March 9, 2015
Subordinated notes payable	$150,000,000.00
Whitney Bank Notes
Publicly Held, maturing April 2017
Date: Assumed by Hancock in Whitney acquisition
Subordinated notes payable	$98,000,000.00

EXHIBIT A

FORM OF OPINION

December 18, 2015

The Administrative Agent, and the Lenders who are parties to the

Credit Agreement described below.

Gentlemen/Ladies:

We are counsel for Hancock Holding Company, a Mississippi corporation (the “Borrower”), and have represented the Borrower in connection with its execution and delivery of a Credit Agreement dated as of the date hereof (the “Agreement”) among the Borrower, the Lenders named therein, and U.S. Bank National Association, as Administrative Agent, and providing for Credit Extensions in an aggregate principal amount not exceeding $125,000,000 at any one time outstanding. All capitalized terms used in this opinion and not otherwise defined herein shall have the meanings attributed to them in the Agreement.

We have examined the Borrower’s [describe constitutive documents of Borrower and appropriate evidence of authority to enter into the transaction], the Loan Documents and such other matters of fact and law which we deem necessary in order to render this opinion. Based upon the foregoing, it is our opinion that:

l. Each of the Borrower is a corporation, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

2. The execution and delivery by the Borrower of the Loan Documents and the performance by the Borrower of its obligations thereunder have been duly authorized by proper corporate proceedings on the part of the Borrower and will not:

(a) require any consent of the Borrower’s shareholders (other than any such consent as has already been given and remains in full force and effect);

(b) violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or (ii) the Borrower’s articles or certificate of incorporation, or (iii) the provisions of any indenture, instrument or agreement to which the Borrower is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder; or

(c) result in, or require, the creation or imposition of any Lien in, of or on the Property of the Borrower pursuant to the terms of any indenture, instrument or agreement binding upon the Borrower.

EXH. A-1

3. The Loan Documents have been duly executed and delivered by the Borrower and constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms except to the extent the enforcement thereof may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and subject also to the availability of equitable remedies if equitable remedies are sought.

4. There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the best of our knowledge after due inquiry, threatened against the Borrower or any of its Subsidiaries which, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

5. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by the Borrower, is required to be obtained by the Borrower in connection with the execution and delivery of the Loan Documents, the borrowings under the Agreement, the payment and performance by the Borrower of the Obligations, or the legality, validity, binding effect or enforceability of any of the Loan Documents.

6. The Borrower is not required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

This opinion may be relied upon by the Administrative Agent, the Lenders and their participants, assignees and other transferees.

Very truly yours,

EXH. A-2

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

To:	The Lenders parties to the
Credit Agreement Described Below

This Compliance Certificate is furnished pursuant to that certain Credit Agreement dated as of December 18, 2015 (as amended, modified, renewed or extended from time to time, the “Agreement”) among the Hancock Holding Company (the “Borrower”), the lenders party thereto and U.S. Bank National Association, as Administrative Agent for the Lenders. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1. I am the duly elected [President / Chief Financial Officer] of the Borrower;

2. I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;

3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below; and

4. Schedule I attached hereto sets forth financial data and computations evidencing the Borrower’s compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct.

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

[

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this [    ] day of [            ], 20[    ].

EXH. B-1

[NAME OF OFFICER OF BORROWER]

By:
Name:
Title:

EXH. B-2

SCHEDULE I TO COMPLIANCE CERTIFICATE

Compliance as of [            ], 20[    ] with

Provisions of Section 7.12 of

the Agreement

I.	Section 7.12(a) – Consolidated Net Worth

	A.	Consolidated Net Worth:		$

	B.	Minimum Consolidated Net Worth For Quarter Ending December 31, 2015		$2,327,616,000

	C.	Line I.A. equal to or greater than Line I.B:		[Yes – Pass]

[No – Fail]

	D.	Minimum net worth value:

		1.	Fixed value:	$2,327,616,000

		2.	50% of Consolidated Net Income earned on a cumulative basis for each Fiscal Quarter, commencing with the Fiscal Quarter ending March 31, 2016 (and measured each at the end of Fiscal Quarter thereafter starting with the Fiscal Quarter ending December 31, 2015):	$

		3.	100% of the amount by which the Borrower’s “total stockholders’ equity” is increased after the Effective Date as a result of (A) public or private offering of the Borrower’s capital stock, (B) the issuance of the Borrower’s capital stock in any merger transaction or in payment of any purchase price in an acquisition or (C) the conversion of the Borrower’s debt securities into the Borrower’s capital stock:	$

		4.	Minimum net worth value (Lines I.D.1 + 2+ 3):	$

	E.	Line I.A. equal to or greater than Line I.D.4:		[Yes – Pass]

[No – Fail]

II.	Section 7.12(b) – Ratio of Nonperforming Assets to Total Loans and OREO

	A.	Nonperforming Loans:

		1.	Nonaccrual loans and lease financing receivables:	$

EXH. B-3

		2.	Loans and lease financing receivables that are contractually past due 90 days or more as to interest or principal and are still accruing interest:	$

		3.	Nonperforming Loans (Lines II.A.1 + II.A.2):	$

	B.	Other Real Estate Owned:		$

	C.	Nonperforming Assets (Lines II.A.3 + II.B.):		$

	D.	Total Loans:		$

	E.	Other Real Estate Owned (from Line II.B.):		$

	F.	Ratio of Nonperforming Assets to Total Loans and OREO (Line II.C ÷ [Line II.D + Line II.E]):		%

		Maximum permitted for each Fiscal Quarter Ending after September 30, 2015:		3.00%
[Pass] [Fail]

III.	Section 7.12(c) – Regulatory Capital

	A.	With Respect to the Borrower:

		1.	Total Risk-based Capital Ratio:
[≥ 11.50%]

		2.	Tier 1 Risk-based Capital Ratio:
[ ≥ 9.50%]

		3.	Leverage Ratio:
[ ≥ 8.00%]

	B.	With Respect to each Financial Institution Subsidiary:

		1.	Total Risk-based Capital Ratio:
[≥ 11.50%]

		2.	Tier 1 Risk-based Capital Ratio:
[ ≥ 9.50%]

		3.	Leverage Ratio:
[ ≥ 8.00%]

	C.	As of the end of the Fiscal [Quarter / Year] ended , the Borrower and each Financial Institution Subsidiary is “well capitalized” in accordance with, and satisfy each of the ratios specified above.

[Yes – Pass]

[No – Fail]

EXH. B-4

IV.	Section 7.12(d) – Return on Average Assets[1]

	[A.	With respect to the Borrower, as of the Fiscal Quarter ending December 31, 2015:

		1.	The “net income” of the Borrower (as determined by reference to the line item “net income” under “Selected Financial Data” in the Borrower’s Form 10-K) for such Fiscal Quarter:	$

		2.	The “total assets” of the Borrower (as determined by reference to the line item “total assets” under “Selected Financial Data” in the Borrower’s Form 10-K) for such Fiscal Quarter:	$

		3.	Return on Average Assets (Line IV.A.1 / IV.A.2):	$

	B.	Line IV.A.3 equal to or greater than 0.20%:		[Yes – Pass]]

	[A.	With respect to the Borrower, as of the end of the Fiscal [Quarter / Year][2]:

		1.	The sum of the “net income” of the Borrower (as determined by reference to the line item “net income” under “Selected Financial Data” in the Borrower’s most recent Form 10-Q or 10-K, as applicable) for such Fiscal Quarter and the three immediately preceding Fiscal Quarters:	$

		2.	The average of the “total assets” of the Borrower (as determined by reference to the line item “total assets” under “Selected Financial Data” in the Borrower’s most recent Form 10-Q or 10-K, as applicable) for such Fiscal Quarter and the three immediately preceding Fiscal Quarters:	$

		3.	Return on Average Assets (Line IV.A.1 / IV.A.2):	$

	B.	Line IV.A.3 equal to or greater than 0.60%:		[Yes – Pass]]

[1]	Following formulations are to be used in the alternative. The first one is to only be used for the Fiscal Quarter ending December 31, 2015. For all other Fiscal Quarters, the second formulation is to be used.
[2]	For purposes of calculating the Return on Average Assets for the Fiscal Quarters ending March 31, 2016, June 30, 2016 and September 30, 2016, such calculations will be made in accordance with the second sentence of the definition of Return on Average Assets.

EXH. B-5

V.	Section 7.12(e) – Minimum Cash at Borrower

	A.	Unrestricted cash and eligible unrestricted securities:	$

	B.	The Borrower has maintained adequate unrestricted cash or eligible unrestricted securities directly at the Borrower in accordance with the requirements of the FRB and at no time has the Borrower held an amount of unrestricted cash or eligible unrestricted securities directly at the Borrower in an amount less than $100,000,000.

[Yes – Pass]

[No – Fail]

VI.	Section 7.12(f) – Dividend Capacity

	A.	With respect to Whitney Bank, as of the end of the Fiscal [Quarter / Year]:

The maximum aggregate amount of dividends that could be declared and paid during the current fiscal [quarter/year] while maintaining a Leverage Ratio (as defined at 12 C.F.R. 325.6(m) (as in effect on the Effective Date, together with such amendments, modifications and supplements as may be acceptable to the Required Lenders)) for such fiscal [quarter/year] of at least 7%:

$

	B.	Line VI.A. equal to or greater than $100,000,000:	[Yes – Pass]

EXH. B-6

EXHIBIT C

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, the interest in and to all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (including without limitation any letters of credit, and guaranties included in such facilities and, to the extent permitted to be assigned under applicable law, all claims (including without limitation contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity), suits, causes of action and any other right of the Assignor against any Person whether known or unknown arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby) (the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	[ ]

2.	Assignee:	[ ][and is an Affiliate/ Approved Fund of [identify Lender][3]

3.	Borrower(s):	Hancock Holding Company

[3]	Select as applicable.

EXH. C-1

4.	Administrative Agent:	U.S. Bank National Association, as the agent under the Credit Agreement.

5.	Credit Agreement:	The $125,000,000 Credit Agreement dated as of December 18, 2015 among Hancock Holding Company, the Lenders party thereto, U.S. Bank National Association, as Administrative Agent, and the other agents party thereto.

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders[4]			Amount of Commitment/Loans Assigned[5]			Percentage Assigned of Commitment/Loans[6]
[ ][7]	$	[	]	$	[	]	[	]%
[ ]	$	[	]	$	[	]	[	]%
[ ]	$	[	]	$	[	]	[	]%

7.	Trade Date:	[ ][8]

Effective Date: [            ], 20[    ] [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER BY THE ADMINISTRATIVE AGENT.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

[4]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[5]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[6]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[7]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Commitment,” “Term Loan Commitment,”, etc.).
[8]	Insert if satisfaction of minimum amounts is to be determined as of the Trade Date.

EXH. C-2

[Consented to and][9] Accepted:

U.S. BANK NATIONAL ASSOCIATION, as Administrative Agent

By:
Title:

[Consented to:][10]

[NAME OF RELEVANT PARTY]

By:
Title:

[9]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[10]	To be added only if the consent of the Borrower and/or other parties is required by the terms of the Credit Agreement.

EXH. C-3

ANNEX 1

TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby. Neither the Assignor nor any of its officers, directors, employees, agents or attorneys shall be responsible for (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency, perfection, priority, collectability, or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Documents, (v) inspecting any of the Property, books or records of the Borrower, or any guarantor, or (vi) any mistake, error of judgment, or action taken or omitted to be taken in connection with the Loans or the Loan Documents.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iii) agrees that its payment instructions and notice instructions are as set forth in Schedule 1 to this Assignment and Assumption, (iv) confirms that none of the funds, monies, assets or other consideration being used to make the purchase and assumption hereunder are “plan assets” as defined under ERISA and that its rights, benefits and interests in and under the Loan Documents will not be “plan assets” under ERISA, (v) agrees to indemnify and hold the Assignor harmless against all losses, costs and expenses (including, without limitation, reasonable attorneys’ fees) and liabilities incurred by the Assignor in connection with or arising in any manner from the Assignee’s non-performance of the obligations assumed under this Assignment and Assumption, (vi) it has received a copy of the Credit Agreement, together with copies of financial statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (vii) attached as Schedule 1 to this Assignment and Assumption is any documentation required to be delivered by the Assignee with respect to its tax status pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

EXH. C-4

2. Payments. The Assignee shall pay the Assignor, on the Effective Date, the amount agreed to by the Assignor and the Assignee. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXH. C-5

EXHIBIT D-1

FORM OF BORROWING NOTICE

TO: U.S. Bank National Association, as administrative agent (the “Administrative Agent”) under that certain Credit Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), dated as of December 18, 2015 among Hancock Holding Company (the “Borrower”), the financial institutions party thereto, as lenders (the “Lenders”), and the Administrative Agent.

Capitalized terms used herein shall have the meanings ascribed to such terms in the Credit Agreement.

The undersigned Borrower hereby gives to the Administrative Agent a request for borrowing pursuant to Section 2.8 of the Credit Agreement, and the Borrower hereby requests to borrow on [            ], 20[    ] (the “Borrowing Date”):

from the Lenders, on a pro rata basis, an aggregate principal amount of $[            ] in Revolving Loans as:

1.	☐ a Base Rate Advance (in Dollars)

2.	☐ a Eurocurrency Advance with the following characteristics:

Interest Period of [            ] month(s)

The undersigned hereby certifies to the Administrative Agent and the Lenders that (i) the representations and warranties contained in Article V of the Credit Agreement are (a) with respect to any representations or warranties that contain a materiality qualifier, true and correct in all respects as of the date hereof, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all respects on and as of such earlier date and (b) with respect to any representations or warranties that do not contain a materiality qualifier, true and correct in all material respects as of the date hereof, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects on and as of such earlier date; (ii) at the time of and immediately after giving effect to such Advance, no Default or Event of Default shall have occurred and be continuing; and (iii) all other relevant conditions set forth in Section 4.2 of the Credit Agreement have been satisfied.

******

EXH. D-1-1

IN WITNESS WHEREOF, the undersigned has caused this Borrowing Notice to be executed by its authorized officer as of the date set forth below.

Dated: [            ], 20[    ]

HANCOCK HOLDING COMPANY

By:
Name:
Title:

EXH. D-1-2

EXHIBIT D-2

FORM OF CONVERSION/CONTINUATION NOTICE11

TO: U.S. Bank National Association, as administrative agent (the “Administrative Agent”) under that certain Credit Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), dated as of December 18, 2015 among Hancock Holding Company (the “Borrower”), the financial institutions party thereto, as lenders (the “Lenders”), and the Administrative Agent.

Capitalized terms used herein shall have the meanings ascribed to such terms in the Credit Agreement.

Pursuant to Section 2.9 of the Credit Agreement, the undersigned Borrower hereby requests to [continue] [convert] the interest rate on a portion of its Loan in the outstanding principal amount of $[            ] on [            ], 20[    ] as follows:

☐ to convert such Eurocurrency Advance to a Base Rate Advance of the same type as of the last day of the current Interest Period for such Eurocurrency Advance.

☐ to convert such Base Rate Advance to a Eurocurrency Advance of the same type with an Interest Period of [            ] month(s).

☐ to continue such Eurocurrency Advance on the last day of its current Interest Period as a Eurocurrency Advance of the same type with an Interest Period of [            ] month(s).

The undersigned hereby certifies to the Administrative Agent and the Lenders that (i) the representations and warranties contained in Article V of the Credit Agreement are (a) with respect to any representations or warranties that contain a materiality qualifier, true and correct in all respects as of the date hereof, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all respects on and as of such earlier date and (b) with respect to any representations or warranties that do not contain a materiality qualifier, true and correct in all material respects as of the date hereof, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects on and as of such earlier date; (ii) the Borrower is in full compliance with all of the terms and conditions hereof, and no Default or Event of Default shall have occurred and be continuing or would occur as a result of the [continuation] [conversion] contemplated hereby; and (iii) all other relevant conditions set forth in Section 4.2 of the Credit Agreement have been satisfied.

[11]	Such Conversion/Continuation Notice to be delivered not later than 12:00 noon (Central time) at least two (2) Business Days prior to the date of the requested conversion or continuation.

EXH. D-2-1

IN WITNESS WHEREOF, the undersigned has caused this Conversion/Continuation Notice to be executed on its behalf by its authorized officer as of the date set forth below.

Dated: [            ], 20[    ]

HANCOCK HOLDING COMPANY

By:
Name:
Title:

EXH. D-2-2

EXHIBIT D-3

FORM OF PAYMENT NOTICE12

TO: U.S. Bank National Association, as administrative agent (the “Administrative Agent”) under that certain Credit Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), dated as of December 18, 2015 among Hancock Holding Company (the “Borrower”), the financial institutions party thereto, as lenders (the “Lenders”), and the Administrative Agent.

Capitalized terms used herein shall have the meanings ascribed to such terms in the Credit Agreement.

Pursuant to Section 2.7 of the Credit Agreement, the undersigned Borrower hereby notifies the Administrative Agent of its intent to make a prepayment of a portion of its [Eurocurrency] [Base Rate] [Revolving] [Term] Loan in the amount of $[            ]13 on [            ], 20[    ].

[12]	Such Payment Notice to be delivered not later than (i) 10:00 a.m. (Central time) five (5) Business Days prior to any permanent reduction in the Aggregate Revolving Commitment of the Revolving Lenders, (ii) 12:00 noon (Central time) upon the same day as any Base Rate Advance repayment, or (iii) 12:00 noon (Central time) two (2) Business Days prior to any Eurocurrency Advance repayment.
[13]	Payments to be made in a minimum aggregate amount of $1,000,000 for any permanent reduction in the Aggregate Revolving Commitment of the Revolving Lenders and $1,000,000 or the remaining outstanding balance of the Term Loan or Revolving Loan, as applicable.

EXH. D-3-1

IN WITNESS WHEREOF, the undersigned has caused this Payment Notice to be executed on its behalf by its authorized officer as of the date set forth below.

Dated: [            ], 20[    ]

HANCOCK HOLDING COMPANY

By:
Name:
Title:

EXH. D-3-2

EXHIBIT E-1

FORM OF REVOLVING NOTE

[            ], 20[    ]

Hancock Holding Company, a Mississippi corporation (the “Borrower”), promises to pay to the order of [                                        ] (the “Lender”) the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to Section 2.1(a) of the Agreement (as hereinafter defined), in immediately available funds at the applicable office of U.S. Bank National Association, as Administrative Agent, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Agreement. The Borrower shall pay the principal of and accrued and unpaid interest on the Loans in full on the Term Facility Termination Date.

The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date and amount of each Loan and the date and amount of each principal payment hereunder.

This Revolving Note is one of the Notes issued pursuant to, and is entitled to the benefits of, the Credit Agreement dated as of December 18, 2015 (which, as it may be amended or modified and in effect from time to time, is herein called the “Agreement”), among the Borrower, the lenders party thereto, including the Lender and U.S. Bank National Association, as Administrative Agent, to which Agreement reference is hereby made for a statement of the terms and conditions governing this Revolving Note, including the terms and conditions under which this Revolving Note may be prepaid or its maturity date accelerated. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.

In the event of default hereunder, the undersigned agree to pay all costs and expenses of collection, including reasonable attorneys’ fees. The undersigned waive demand, presentment, notice of nonpayment, protest, notice of protest and notice of dishonor.

THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS NOTE SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF, BUT GIVING EFFECT TO FEDERAL LAWS OF THE UNITED STATES APPLICABLE TO NATIONAL BANKS.

HANCOCK HOLDING COMPANY

By:
Print Name:
Title:

EXH. E-1-1

SCHEDULE OF LOANS AND PAYMENTS OF PRINCIPAL

TO

REVOLVING NOTE OF HANCOCK HOLDING COMPANY,

DATED [            ], 20[    ]

Date	Principal Amount of Loan	Maturity of Interest Period	Principal Amount Paid	Unpaid Balance

EXH. E-1-2

EXHIBIT E-2

FORM OF TERM NOTE

[            ], 20[    ]

Hancock Holding Company, a Mississippi corporation (the “Borrower”), promises to pay to the order of [                                        ] (the “Lender”) the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to Section 2.1(b) of the Agreement (as hereinafter defined), in immediately available funds at the applicable office of U.S. Bank National Association, as Administrative Agent, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Agreement. The Borrower shall pay the principal of and accrued and unpaid interest on the Loans in full on the Term Facility Termination Date.

The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date and amount of each Loan and the date and amount of each principal payment hereunder.

This Term Note is one of the Notes issued pursuant to, and is entitled to the benefits of, the Credit Agreement dated as of December 18, 2015 (which, as it may be amended or modified and in effect from time to time, is herein called the “Agreement”), among the Borrower, the lenders party thereto, including the Lender, and U.S. Bank National Association, as Administrative Agent, to which Agreement reference is hereby made for a statement of the terms and conditions governing this Term Note, including the terms and conditions under which this Term Note may be prepaid or its maturity date accelerated. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.

In the event of default hereunder, the undersigned agree to pay all costs and expenses of collection, including reasonable attorneys’ fees. The undersigned waive demand, presentment, notice of nonpayment, protest, notice of protest and notice of dishonor.

THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS NOTE SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF, BUT GIVING EFFECT TO FEDERAL LAWS OF THE UNITED STATES APPLICABLE TO NATIONAL BANKS.

HANCOCK HOLDING COMPANY

By:
Print Name:
Title:

EXH. E-2-1

SCHEDULE OF LOANS AND PAYMENTS OF PRINCIPAL

TO

TERM NOTE OF HANCOCK HOLDING COMPANY,

DATED [            ], 20[    ]

Date	Principal Amount of Loan	Maturity of Interest Period	Principal Amount Paid	Unpaid Balance]

EXH. E-2-2

EXHIBIT F

LIST OF CLOSING DOCUMENTS

HANCOCK HOLDING COMPANY

CREDIT FACILITIES

December 18, 2015

LIST OF CLOSING DOCUMENTS14

A. LOAN DOCUMENTS

1.	Credit Agreement dated as of December 18, 2015 among Hancock Holding Company, a Mississippi corporation (the “Borrower”), the Lenders party thereto and U.S. Bank National Association, as administrative agent (in such capacity, the “Administrative Agent”), evidencing a credit facility to the Borrower from the Lenders in an initial aggregate principal amount of up to $125,000,000.

SCHEDULES

Pricing Schedule
Schedule 1	Commitments
Schedule 5.12	Subsidiaries
Schedule 7.1	Indebtedness

EXHIBITS

Exhibit A	Form of Opinion
Exhibit B	Form of Compliance Certificate
Exhibit C	Form of Assignment and Assumption Agreement
Exhibit D-1	Form of Borrowing Notice
Exhibit D-2	Form of Conversion/Continuation Notice
Exhibit D-3	Form of Payment Notice
Exhibit E-1	Form of Revolving Note
Exhibit E-2	Form of Term Note
Exhibit F	List of Closing Documents

2.	Notes executed by the Borrower in favor of each of the Lenders, if any, which has requested a note pursuant to Section 2.13(d) of the Credit Agreement.

3.	Borrowing Notice executed by the Borrower with respect to all Credit Extensions to be made on the Effective Date.

[14]	Each capitalized term used herein and not defined herein shall have the meaning assigned to such term in the above-defined Credit Agreement. Items appearing in bold and italics shall be prepared and/or provided by the Borrower and/or Borrower’s counsel.

EXH. F-1

B. UCC AND OTHER DELIVERIES

4.	UCC, tax lien, judgment search reports naming the Borrower from the appropriate offices in relevant jurisdictions.

5.	Evidence of current insurance coverage for the Borrower and its Subsidiaries in form, scope and substance reasonably satisfactory to the Administrative Agent.

6.	Financial information required to be provided pursuant to Section 4.1(l) of the Credit Agreement.

C. CORPORATE DOCUMENTS

7.	Certificate of the Secretary or an Assistant Secretary of the Borrower certifying (i) that there have been no changes in the charter document of the Borrower, as attached thereto and as certified as of a recent date by the Secretary of State (or analogous governmental entity) of the jurisdiction of its organization, since the date of the certification thereof by such governmental entity, (ii) the by-laws of the Borrower attached thereto, (iii) resolutions of the Board of Directors of the Borrower authorizing the execution, delivery and performance of each Loan Document to which it is a party, (iv) the Good Standing Certificate (or analogous documentation if applicable) for the Borrower and each of its material Subsidiaries from the Secretary of State (or analogous governmental entity) of the jurisdiction of its organization, to the extent generally available in such jurisdiction and (v) the names and true signatures of the incumbent officers of the Borrower authorized to sign the Loan Documents, and authorized to request an Advance under the Credit Agreement.

D. OPINIONS

8.	Opinion of Jones Walker LLP, counsel for the Borrower.

E. CLOSING CERTIFICATES AND MISCELLANEOUS

9.	Officer’s Certificate described in Section 4.1(b) of the Credit Agreement.

10.	Payoff documentation providing evidence satisfactory to the Administrative Agent that the term loan facility currently in effect for the Borrower has been terminated and cancelled (along with all of the agreements, documents and instruments delivered in connection therewith) and all Indebtedness owing thereunder has been repaid.

EXH. F-2